AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 2001

                                                     REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                               VICOM, INCORPORATED
            (Exact name of registration as specified in its charter)

        MINNESOTA                         4813                  41-1255001
     (State or other                (Primary Standard             (I.R.S.
     jurisdiction of             Industrial Classification       Employer
incorporation or organization)         Code Number)          Identification No.)

                            9449 SCIENCE CENTER DRIVE
                            NEW HOPE, MINNESOTA 55428
                                 (763) 504-3000
               (Address, including zip code, and telephone number,
        including area code of registrant's principal executive offices)

                                 JAMES L. MANDEL
                             CHIEF EXECUTIVE OFFICER
                            9449 SCIENCE CENTER DRIVE
                            NEW HOPE, MINNESOTA 55428
                                 (763) 504-3000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   -----------

                                   COPIES TO:

                              STEVEN M. BELL, ESQ.
                            9449 SCIENCE CENTER DRIVE
                            NEW HOPE, MINNESOTA 55428
                                 (763) 504-3051

                                   -----------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   As soon as practicable after this registration statement becomes effective.

                                   -----------

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective date registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                   -----------

                         CALCULATION OF REGISTRATION FEE

             TITLE OF EACH CLASS OF                                 PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
          SECURITIES TO BE REGISTERED                AMOUNT TO       OFFERING PRICE           AGGREGATE        REGISTRATION
                                                   BE REGISTERED      PER UNIT (1)       OFFERING PRICE (1)        FEE
Shares of Common Stock par value $0.01 per share     1,121,206            $1.95              $2,186,352          $577.00

Shares of Common Stock, par value $0.01 per
share, underlying Warrants                             596,220            $1.95              $1,162,629          $307.00

--------------------------------------------------------------------------------------------------------------------------
Totals                                               1,717,426            $1.95              $3,348,981          $884.00

         (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.
         Based on the closing price for the common stock on August 8, 2001 as reported on The Nasdaq SmallCap Market.

                                   -----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

(Subject to Completion) THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.




PROSPECTUS ISSUED AUGUST 15, 2001

                               VICOM, INCORPORATED

                        1,717,426 Shares of Common Stock

                                   -----------

         The selling shareholders are offering up to an aggregate of 1,717,426 shares of our common stock. Of the shares of common stock being offered by the selling shareholders, (i) 596,220 shares may be purchased upon exercise of outstanding warrants (ii) 621,206 shares are currently owned or to be owned through debt conversion by shareholders who acquired such shares in private placements to accredited investors (this includes 240,000 potential penalty shares for any late filings related to the private placements); and (iii) 500,000 shares are proposed to be sold in private placements to accredited investors.

         We will not receive any proceeds from the conversion of debt to common stock by the selling shareholders. We will receive proceeds upon any exercise of the warrants and any sale of the private placement shares to accredited investors. See "Use of Proceeds" on page 7.

         Our common stock is traded on The Nasdaq SmallCap Market under the symbol "VICM." On August 8, 2001, the closing sales price of our common stock as reported by The Nasdaq SmallCap Market was $1.95 per share.

         The selling shareholders may offer the shares through public or private transactions, on or off the bulletin board, at prevailing market prices or at privately negotiated prices. The selling shareholders may make sales directly to purchasers or through agents, dealers or underwriters.

                                   -----------

                 YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS
                     BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                                   -----------

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   -----------

                 THE DATE OF THIS PROSPECTUS IS AUGUST 15, 2001.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION AND DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND THE DOCUMENTS WE HAVE REFERRED YOU TO IN "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 34 FOR MORE INFORMATION ABOUT VICOM AND OUR FINANCIAL STATEMENTS. IN THIS PROSPECTUS, REFERENCES TO "VICOM," "WE," "US" "OUR" AND "COMPANY" REFER TO VICOM, INCORPORATED AND ITS SUBSIDIARIES.

                                   OUR COMPANY

         Vicom, Incorporated (Vicom) is the parent corporation of three wholly-owned subsidiaries, Corporate Technologies, USA, Inc. (CTU), MultiBand, Inc. (MultiBand), and Vicom Midwest Telecommunications Systems, Inc. (VMTS). VMTS was not active since January 1, 2000. Effective December 30, 1998, Vicom acquired the assets of the midwest region of Enstar Networking Corporation, a data cabling and network company. In late 1999, to expand its range of computer product and service offerings, Vicom formed CTU to acquire the stock of Ekman, Inc. Vicom incorporated MultiBand in February 2000 to provide voice, data and video services to residential multi-dwelling units (MDUs). MultiBand began operations in late 2000.

         Vicom has provided clients with telecommunications products and services since its inception in 1975. As of June 30, 2001, we were providing telephone equipment and service to more than 1,000 customers, with approximately 10,000 telephones in service. In addition, CTU provides computer products and services to approximately 3,500 customers. The telecommunications systems we distribute are intended to provide customers with flexible, cost-effective alternatives as compared to systems available from major telephone companies, including those formerly comprising the Bell System, and from other interconnected telephone companies.

         Vicom and CTU provide a full range of voice, data and video communications systems and service, system integration, training and related communication sales and support activities for commercial, professional and institutional customers, most of which are located in Minnesota, North Dakota and South Dakota. Vicom purchases products and equipment from NEC America, Inc. ("NEC"), Cisco Systems, Inc., Nortell Networks Corp., ECI Telecommunications, Inc. ("ECI"), and other manufacturers of communications and electronic products and equipment. We use these products to design telecommunications systems to fit our customers' specific needs and demands.

                                  THE OFFERING


Common stock offered........................ 1,717,426 shares(1)
Common stock to be outstanding after the
  offering.................................. 10,496,655 shares(2)
Use of proceeds............................. We intend to use any net proceeds from the exercise of the warrants
                                             and sale of common stock for
                                             possible future acquisitions,
                                             working capital and other general
                                             corporate purposes. See "Use of
                                             Proceeds"

---------

(1) The selling shareholders are offering up to an aggregate of 1,717,426 shares of our common stock. Of the shares of common stock being offered by the selling shareholders, (i) 596,220 shares may be purchased upon exercise of outstanding warrants (ii) 621,206 shares are currently owned or to be owned through debt conversion by shareholders who acquired such shares in private placements to accredited investors (this includes 240,000 potential penalty shares for any late filings related to the private placements); and (iii) 500,000 shares are proposed to be sold in private placements to accredited investors.

(2) The information is based on the number of shares of common stock outstanding as of June 30, 2001 and assumes that all of the warrants to purchase 596,220 shares were exercised. The number of shares outstanding does not include the following: 1,003,474 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2001 with a weighted average exercise price of $2.65 per share; 113,829 shares of unvested restricted stock grants as of June 30, 2001 with a weighted average grant price of $4.27 per share; 1,975,908 shares of common stock reserved for additional issuances under our stock plans as of June 30, 2001; and 670,194 shares of common stock issuable upon the conversion of shares of our 8% Class A Cumulative Convertible Preferred Stock ("Class A Preferred"), 10% Class B Cumulative Convertible Preferred Stock ("Class B Preferred"),10% Class C Cumulative Convertible Preferred Stock ("Class C Preferred"), and 14% Class D Cumulative Convertible Preferred Stock ("Class D Preferred"), outstanding as of June 30, 2001.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         The following table sets forth certain summary consolidated financial data for Vicom, Incorporated and should be read in conjunction with the Consolidated Financial Statements of Vicom, Incorporated and Subsdiaries included in this Prospectus.

                                                           YEARS ENDED DECEMBER 31,              THREE MONTHS ENDED MARCH 31,
                                                           ------------------------              ----------------------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:           2000            1999            1998            2001            2000
------------------------------------------           ----            ----            ----            ----            ----
                                                                                                  (UNAUDITED)     (UNAUDITED)
Revenues .....................................   $ 39,781,846    $ 20,388,870    $  6,458,113    $ 10,682,819    $  9,718,297
Loss from operations .........................   $ (3,768,764)   $ (1,682,973)   $ (1,222,860)   $   (880,776)   $   (886,892)
Net loss .....................................   $ (4,235,831)   $ (2,063,634)   $ (1,443,748)   $ (1,067,754)   $ (1,187,227)
Loss per common share-basic and diluted ......   $      (0.72)   $      (0.55)   $      (0.68)   $      (0.14)   $      (0.29)
Weighted average shares outstanding basic
  and diluted ................................      7,009,751       3,821,978       2,129,387       8,024,447       4,182,776

                                                                                                       MARCH 31, 2001
                                                                                                       --------------
CONSOLIDATED BALANCE SHEET DATA:                                                                   ACTUAL       AS ADJUSTED(1)
--------------------------------                                                                 -----------    --------------
                                                                                                 (UNAUDITED)      (UNAUDITED)
Cash ........................................................................................    $    908,182    $  4,535,399
Total assets ................................................................................    $ 17,485,885    $ 21,113,102
Working capital .............................................................................    $  1,856,776    $  5,483,993
Total liabilities ...........................................................................    $ 12,281,260    $ 10,781,262
Stockholders' equity ........................................................................    $  5,204,625    $ 10,331,840

-----------

(1) The As Adjusted column gives effect to the net proceeds from the sale of all the securities we are offering and the application of the net proceeds from those sales.

                                  RISK FACTORS

         Our operations and our securities are subject to a number of risks, including but not limited to those described below. If any of the following risks actually occur, the business, financial condition or operating results of Vicom and the trading price or value of our common stock could be materially adversely affected.

NET LOSSES

         The Company had net losses of $1,067,754 for the three months ended March 31, 2001, $4,235,831 for the fiscal year ended December 31, 2000 and $2,063,634 for the fiscal year ended December 31, 1999. Vicom may never be profitable.

         The prolonged effects of generating losses without additional funding may restrict our ability to pursue our business strategy. Unless our business plan is successful, an investment in our common stock may result in a complete loss of an investor's capital.

         If we cannot achieve profitability from operating activities, we may not be able to meet:

         *        our capital expenditure objectives;

         *        our debt service obligations; or

         *        our working capital needs.



DEPENDENCE ON ASSET-BASED FINANCING

         Vicom currently depends on asset-based financing to purchase product, and we cannot guarantee that such financing will be available in the future. Furthermore, we need additional financing to support the anticipated growth of our MultiBand subsidiary. We cannot guarantee that we will be able to obtain this additional financing.

DEREGULATION

         Several regulatory and judicial proceedings have recently concluded, are underway or may soon be commenced that address issues affecting operations and those of our competitors, which may cause significant changes to our industry. We cannot predict the outcome of these developments, nor can we assure you that these changes will not have a material adverse effect on us. Historically, we have been a reseller of products and services, not a manufacturer or carrier requiring regulation of its activities. Pursuant to Minnesota statutes, our MultiBand activity is specifically exempt from the need to tariff our services in multiple dwelling units (MDUs). However, the Telecommunications Act of 1996 provides for significant deregulation of the telecommunications industry, including the local telecommunications and long-distance industries. This federal statute and the related regulations remain subject to judicial review and additional rule-makings of the Federal Communications Commission, making it difficult to predict what effect the legislation will have on us, our operations, and our competitors.

DEPENDENCE ON STRATEGIC ALLIANCE

         Vicom has a distribution agreement with NEC, its main supplier of telecommunication products, which expires June 30, 2002. An interruption or substantial modification of Vicom's distribution relationship with NEC could have a material adverse effect on Vicom's business, operating results and financial condition.

ATTRACTION AND RETENTION OF EMPLOYEES

         Vicom's success depends on the continued employment of certain key personnel, including executive officers. If Vicom were unable to continue to attract and retain a sufficient number of qualified key personnel, its business, operating results and financial condition could be materially and adversely affected. In addition, Vicom's success depends on its ability to attract, develop, motivate and retain highly skilled and educated professionals with a wide variety of management, marketing, selling and technical capabilities. Competition for such personnel is intense and is expected to increase in the future.

INTELLECTUAL PROPERTY RIGHTS

         Vicom relies on a combination of trade secret, copyright, and trademark laws, license agreements, and contractual arrangements with certain key employees to protect its proprietary rights and the proprietary rights of third parties from which Vicom licenses intellectual property. If it was determined that Vicom infringed the intellectual property rights of others, it could be required to pay substantial damages or stop selling products and services that contain the infringing intellectual property, which could have a material adverse effect on Vicom's business, financial condition and results of operations. Also, there can be no assurance that Vicom would be able to develop non-infringing technology or that it could obtain a license on commercially reasonable terms, or at all. Vicom's success depends in part on its ability to protect the proprietary and confidential aspects of its technology and the products and services it sells. There can be no assurance that the legal protections afforded to Vicom or the steps taken by Vicom will be adequate to prevent misappropriation of Vicom's intellectual property.

VARIABILITY OF QUARTERLY OPERATING RESULTS; SEASONALITY

         Variations in Vicom's revenues and operating results occur from quarter to quarter as a result of a number of factors, including customer engagements commenced and completed during a quarter, the number of business days in a quarter, employee hiring and utilization rates, the ability of customers to terminate engagements without penalty, the size and scope of assignments and general economic conditions. Because a significant portion of Vicom's expenses are relatively fixed, a variation in the number of customer projects or the timing of the initiation or completion of projects could cause significant fluctuations in operating results from quarter to quarter. Further, Vicom has historically experienced a seasonal fluctuation in its operating results, with a larger proportion of its revenues and operating income occurring during the third quarter of the fiscal year.

CERTAIN ANTI-TAKEOVER EFFECTS

         Vicom is subject to Minnesota statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of Vicom. These anti-takeover statutes may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Vicom's securities, or the removal of incumbent management.

CONTROL BY CERTAIN SHAREHOLDERS

         As of June 30, 2001, Vicom's four principal shareholders together owned 8,732,961 outstanding shares (on a fully diluted basis) of Vicom's common stock, representing 49.7% of all of such outstanding shares. Accordingly, such shareholders will be able to control Vicom's affairs including, but not limited to, the election of directors.

USE OF PROCEEDS OF EXERCISED WARRANTS

         Vicom intends to use any proceeds from the exercise of the warrants for working capital and other general corporate purposes. If our management does not effectively use such proceeds, our stock price could decline.

VOLATILITY OF VICOM'S COMMON STOCK

         The trading price of our common stock has been and is likely to be volatile. The stock market has experienced extreme volatility, and this volatility has often been unrelated to the operating performance of particular companies. We cannot be sure that an active public market for our common stock will continue after this offering. Investors may not be able to sell the common stock at or above the price they paid for their common stock, or at all. Prices for the common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions.

FUTURE SALES OF OUR COMMON STOCK MAY LOWER OUR STOCK PRICE

         If our existing shareholders sell a large number of shares of our common stock, the market price of the common stock could decline significantly. The perception in the public market that our existing shareholders might sell shares of common stock could depress our market price. Immediately after this offering, based on the number of shares outstanding as of June 30, 2001, and assuming all of the warrants are exercised and the proposed sale of 500,000 shares completed, 10,496,655 shares of our common stock will be outstanding. Of those shares, approximately 9,203,757 will be freely tradable on the public market (which includes the 1,717,426 shares offered under this prospectus). The remaining 1,292,898 outstanding shares, or 12.3% of our total outstanding shares, will become available for resale in the public market as shown on the chart below.

NUMBER OF SHARES                      DATE OF FIRST AVAILABILITY FOR SALE
----------------                      -----------------------------------
    372,301         December 2001, subject (in certain circumstances) to volume limitations
    920,597         August 2002, subject (in certain circumstances) to volume limitations
  ---------
  1,292,898
  =========

                           FORWARD-LOOKING STATEMENTS

         This registration statement and related prospectus contains forward-looking statements within the meaning of federal securities law. Terminology such as "may," "will," "expect," "anticipate," "believe," "estimate," "continue," "predict," or other similar words, identify forward-looking statements. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectation about, among other things, trends affecting the industries in which we operate, as well as the industries we service, and our business and growth strategies. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including those set forth in "Risk Factors."

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares of common stock by the selling shareholders under this prospectus. We will receive proceeds from exercise of warrants and sale of shares sold under this prospectus, those proceeds estimated to be $3,627,217 after payment of the offering expenses and assuming the warrants are exercised. We have agreed to pay all of the expenses related to this offering, estimated to be approximately $20,000.

         We expect to use the net proceeds from the exercise of the warrants primarily for acquisitions, working capital and other general corporate purposes, including expenditures for sales, marketing, fixed assets and inventory. No specific amount has been allocated to any particular purpose. Pending these uses, we intend to invest the net proceeds of this offering in investment grade, interest-bearing securities.

                                 DIVIDEND POLICY

         We have never paid cash dividends on our common stock, nor do we have plans to do so in the foreseeable future. The declaration and payment of any cash dividends on our common stock in the future will be determined by our Board of Directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements and overall financial condition.

         The holders of our Series A Cumulative Convertible Preferred Stock are entitled to receive a cumulative dividend of 8% per year, payable quarterly, and the holders of our Series B and Series C Preferred Stock are entitled to receive cumulative dividends of 10% per year, payable monthly. The holders of our Series D Cumulative Convertible Preferred Stock are entitled to receive a cumulative dividend of 14% per year, payable quarterly.

                                 CAPITALIZATION

         The following table sets forth our consolidated capitalization as of March 31, 2001 and our capitalization as adjusted to reflect the issuance and sale of 596,220 shares of common stock upon exercise of the warrants for the amount of $2,647,217 and the issuance and sale of 500,000 shares and private placements to accredited investors for $1,000,000 and the historical financial statements and notes thereto included elsewhere in this prospectus.

                                                                                                        MARCH 31, 2001
                                                                                                        --------------
                                                                                                    ACTUAL        AS ADJUSTED
                                                                                                    ------        -----------
                                                                                                  (UNAUDITED)     (UNAUDITED)
Preferred stock:
   8% Class A cumulative convertible-no par value (issued and outstanding-0 shares, actual
     and as adjusted) .......................................................................              --               --
   10% Class B cumulative convertible-no par value (issued and outstanding-22,836 shares,
     actual and as adjusted) ................................................................    $    218,869     $    218,869
   10% Class C cumulative convertible-no par value (issued and outstanding-147,310 shares,
     actual and as adjusted) ................................................................    $  1,909,003     $  1,909,003
   14% Class D cumulative convertible - no par value (issued and outstanding-30,000 shares,
     actual and as adjusted) ................................................................    $    317,500     $    186,666
Common stock-no par value (issued 8,183,681 shares; outstanding-8,068,352 shares,
     actual, and issued 9,901,107 shares; outstanding 9,785,778 shares as adjusted) ...... ..    $  1,529,795     $  6,887,844
Subscription receivable .....................................................................              --               --
Options and warrants ........................................................................    $ 15,200,163     $ 15,100,163
Unamortized compensation ....................................................................    $   (410,068)    $   (410,068)
Accumulated deficit .........................................................................    $(13,560,637)    $(13,560,637)

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated financial data should be read in conjunction with our financial statements including the accompanying notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations". The data as of December 31, 2000 and 1999 and the three months ended March 31, 2001, and for each of the three years in the period ended December 31, 2000 and the three months ended March 31, 2001 and 2000 have been derived from our financial statements and accompanying notes contained in this prospectus. The Consolidated Statement of Operations Data for the years ended December 31, 1997 and 1996 and the Consolidated Balance Sheet Data at December 31, 1998, 1997, and 1996 have been derived from our audited financial statements which are not contained in this prospectus.

 CONSOLIDATED STATEMENT OF                            YEARS ENDED DECEMBER 31,                         THREE MONTHS ENDED MARCH 31,
 -------------------------                            ------------------------                         ----------------------------
      OPERATIONS DATA             2000           1999           1998           1997          1996           2001           2000
      ---------------             ----           ----           ----           ----          ----           ----           ----
                                                                                                        (UNAUDITED)     (UNAUDITED)
Revenues ....................  $39,781,846    $20,388,870    $ 6,458,113    $ 6,639,026   $ 5,514,532    $10,682,819    $ 9,718,297
Cost of products and
   services .................  $31,698,569    $16,247,898    $ 4,841,111    $ 4,095,990   $ 3,929,573    $ 8,555,049    $ 7,806,508
Gross profit ................  $ 8,083,277    $ 4,140,972    $ 1,617,002    $ 2,543,036   $ 1,584,959    $ 2,127,770    $ 1,911,789
% of revenues ...............         20.3%          20.3%          25.0%          38.3%         28.7%          19.9%          19.7%
Selling, general and
   administrative expenses ..  $11,852,041    $ 5,823,945    $ 2,839,862    $ 2,317,388   $ 2,617,620    $ 3,008,546    $ 2,798,681
% of revenues ...............         29.8%          28.6%          44.0%          34.9%         47.5%          28.2%          28.8%
Income (loss) from
   operations ...............  $(3,768,764)   $(1,682,973)   $(1,222,860)   $   225,648   $(1,032,661)   $  (880,776)   $  (886,892)
Other expense (income),
   net ......................  $   458,067    $   139,461    $   170,888    $   141,471   $   108,130    $  (186,978)   $  (300,335)
Income (loss) before
   income taxes .............  $(4,226,831)   $(1,822,434)   $(1,393,748)   $    84,177   $(1,140,791)   $(1,067,754)   $(1,187,227)
Income tax provision ........  $     9,000    $   241,200    $    50,000    $    28,000            --             --             --
Net income (loss) ...........  $(4,235,831)   $(2,063,634)   $(1,443,748)   $    56,177   $(1,140,791)   $(1,067,754)   $(1,187,227)
Earnings (loss) per
   common share - basic
   and diluted ..............  $     (0.72)   $     (0.55)   $     (0.68)   $      0.03   $     (0.55)   $     (0.14)   $     (0.29)
Weighted average common
   shares outstanding -
   basic and diluted ........    7,009,751      3,821,978      2,129,387      2,098,944     2,084,279      8,024,447      4,182,776

                                                                 DECEMBER 31,
  CONSOLIDATED BALANCE                                           ------------
  ---------------------                                                                                               MARCH 31,
       SHEET DATA                  2000             1999             1998              1997            1996             2001
       ----------                  ----             ----             ----              ----            ----             ----
                                                                                                                     (UNAUDITED)
Working capital
   (deficiency) .............  $ 2,870,114      $(2,882,907)     $   (43,161)       $   376,568     $  (215,585)     $ 1,856,776
Total assets ................  $15,614,573      $12,598,745      $ 6,630,917        $ 4,418,239     $ 3,994,584      $17,485,885
Long-term debt ..............  $ 3,362,083      $   926,821      $   826,490        $   674,436     $   324,600      $ 3,877,560
Stockholders' equity ........  $ 5,876,352      $ 1,026,344      $   689,775        $   973,792     $   892,615      $ 5,204,625

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The following discussion of the financial condition and results of operations of Vicom, Incorporated should be read in conjunction with the Condensed Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

THREE MONTHS ENDED MARCH 31, 2001 AND MARCH 31, 2000

REVENUES

         Revenues increased 9.92% to $10,682,819 in the quarter ended March 31, 2001, as compared to $9,718,297 for the quarter ended March 31, 2000.

         Revenue for Vicom, Inc. decreased 99.0% to $16,406 in the first quarter for fiscal 2001, as compared to $1,715,142 in the first quarter of fiscal 2000. This decrease is due to the fact that most sales operations substantially were transferred to Corporate Technologies USA, Inc. Revenues for Corporate Technologies increased 32.5% to $10,601,335 as compared to $8,003,155 in the first quarter of fiscal 2000. This increase is a result of the added revenue transferred from Vicom, Inc.

         MultiBand, Inc. revenues in the quarter ended March 31, 2001 were $65,078. Revenues for MultiBand, Inc. were non-existent in the first quarter of fiscal 2000 as MultiBand, Inc. was not yet operational.

GROSS MARGIN

         The Company's gross margin increased 11.29% or $215,981 to $2,127,770 for the quarter ended March 31, 2001, as compared to $1,911,789 for the same quarter last year. For the quarter ended March 31, 2001, as a percent of total revenues, gross margin was 19.92% as compared to 19.67% for the similar period last year. This near identical gross margin is primarily due to an increase in service sales, which allowed the Company to maintain its margins.

         Gross margin for Vicom, Inc. decreased 97.7% or $478,463 to $11,258 for the quarter ended March 31, 2001, as compared to $489,721 the first quarter of fiscal 2000. This decrease is a result of sales operations transferred to Corporate Technologies USA, Inc. Gross margin for Corporate Technologies USA, Inc. increased by 49.7% to $2,129,163 for the quarter ended March 31, 2001, as compared to $1,422,068 in the first quarter of fiscal 2000. This increase is due to the aforementioned transfer of operations, which includes substantial telephone equipment sales that traditionally have higher gross margin than computer sales, which were previously the core of Corporate Technologies USA, Inc.

         Gross margin for MultiBand, Inc. for the quarter ended March 31, 2001 was ($12,651). MultiBand, Inc. was not operational in the first quarter of fiscal 2000.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses increased 7.50% to $3,008,546 in the quarter ended March 31, 2001, compared to $2,798,681 in prior year quarter. This increase in selling, general and administrative expenses were, as a percentage of revenues, 28.16% for the quarter ended March 31, 2001 and 28.79% for the similar period a year ago.

INTEREST EXPENSE

         Interest expense was $232,068 for the quarter ended March 31, 2001, versus $166,647 for the same period a year ago, reflecting an increased Company debt load due to the acquisition-related debt and increased borrowings.

NET LOSS

         In the first quarter of fiscal 2001, the Company incurred a net loss of $1,067,754 compared to a net loss of $1,187,227 for the first fiscal quarter of 2000.

YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999

RESULTS OF OPERATIONS

         The following table sets forth certain items from the Company's consolidated statements of operations expressed as a percentage of total revenue.

REVENUES

                                                        Years Ended December 31,
                                                       ------------------------
                                                        2000              1999
                                                        ----              ----
     Revenues
     --------
     Vicom and VMTS...................................   8.2%             76.4%
     CTU..............................................  91.6%             23.6%
     MultiBand, Inc...................................   0.2%             0.00%
                                                       ------             -----
     Total Revenues................................... 100.0%            100.0%
                                                       ======            ======

     Cost of Sales
     -------------
     Vicom and VMTS...................................   6.2%             61.0%
     CTU..............................................  73.2%             18.7%
     MultiBand, Inc...................................   0.3%              0.0%
                                                       ------              ----
     Total Cost of Sales..............................  79.7%             79.7%
                                                       ======             =====

     Gross Margin.....................................  20.3%             20.3%
     Selling, General and Administrative Expenses.....  29.8%             28.6%
     Operating Loss...................................  (9.5%)            (8.3%)
     Net Loss......................................... (10.6%)           (10.1%)

REVENUES

         Total revenues increased 95.1% to $39,781,846 in 2000 from $20,388,870 in 1999. Total revenues decreased from the $44,941,776 pro forma consolidated revenues for 1999, primarily due to intra company sales to MultiBand, Inc., which were eliminated in consolidation.

         Revenues from the CTU segment which traditionally sells computer technologies products and services increased 656% to $36,460,217 in 2000 from $4,821,388 in 1999. This significant increase in CTU segment revenues resulted primarily from the reporting of 12 months revenue in this segment versus two months the prior year due to the November 1, 1999 acquisition of Ekman, Inc. A secondary factor in the CTU revenue increase was the gradual merging of the traditional Vicom and VMTS voice, video and data business segment into the CTU operational and management structure.

         Revenues from the Vicom and VMTS segment decreased 79.1% in 2000 to $3,248,310 from $15,567,282 in 1999. The decrease in revenues resulted from the aforementioned merging of Vicom and CTU business segments during fiscal year 2000.

         Revenues from MultiBand were $73,219 in 2000. There is no comparative data for 1999, as MultiBand was not in operations during that year.

GROSS MARGIN

         The Company's gross margin was $8,083,277 for 2000, as compared to $4,140,972 for 1999. The gross margin increase is due to the aforementioned acquisition of Ekman, Inc. For 2000, as a percent of total revenues, gross margin was 20.3% as compared to 20.3% for 1999. The same gross margin percentage is primarily due to an increase in service sales which allowed the Company to maintain margins.

         The Company's gross margin for Vicom was 24.5%. The Company's gross margin for CTU was 20.1%. The Company's gross margin for MultiBand, Inc. was 47.1%.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses increased 103.5% to $11,852,041 in 2000, compared to $5,823,943 in 1999. This increase in expenses is primarily related to increased payroll due to acquisitions and start-up expenses for the Company's MultiBand, Inc. subsidiary. Selling, general and administrative expenses were, as a percentage of revenues, 29.8% for 2000 and 28.6% for 1999.

INTEREST EXPENSE

         Interest expense was $607,418 for 2000 versus $262,228 for 1999, reflecting an increased Company debt load due to acquisition related debt and increased bank borrowings.

NET LOSS

         In 2000, the Company incurred a net loss of $4,235,831 compared to a net loss of $2,063,634 for 1999.

LIQUIDITY AND CAPITAL RESOURCES

THREE MONTHS ENDED MARCH 31, 2001

         Available working capital, for the three months ended March 31, 2001 decreased over the same period last year due to, in part, a significant increase in purchases of property and equipment. Vicom experienced a significant increase in accounts payable for the period ended March 31, 2001 versus last year's period, primarily due to increased sales and the net operating loss for the quarter. Accounts receivable increased materially for the period ended March 31, 2001, compared to the prior year period, due to a significant increase in revenues.

         Inventories year to date increased slightly over last year's prior period inventories due to the aforementioned revenue increases. Net borrowings under notes and installment obligations payable increased materially for the three months ended March 31, 2001 compared to the prior year's period due to financing with an investor, the proceeds of which were used primarily to finance MultiBand, Inc.'s project build-out.

         Management of Vicom believes that, for the near future, cash generated by sales of stock, and its existing credit facilities, in the aggregate, will be adequate to meet the anticipated liquidity and capital resource requirements of its Corporate Technologies USA, Inc. business. Significant continuation of the Company's MultiBand, Inc.'s build-out is highly dependent on securing additional financing for future projects. Management believes that while future build-out financing is available, there is no guarantee that such financing will be obtained.

CAPITAL EXPENDITURES

         The Company used $1,194,657 for capital expenditures during the three months ended March 31, 2001, as compared to $192,221 in the similar period last year. These year to date 2001 expenditures were primarily construction costs of $1,081,725 related to the continued build-out of MultiBand, Inc. For the similar period last year, substantially all capital expenditures consisted of equipment acquired for internal use.

YEAR ENDED DECEMBER 31, 2000

         Available working capital for 2000 increased $5,753,021 over 1999 to $2,870,114 due to proceeds from issuance of stock and warrants, which helped offset Vicom's change in net cash used in operating activities of $5,025,747. Vicom had a $2,092,811 decrease in accounts payable and other liabilities for 2000 versus last year's period, primarily due to the aforementioned proceeds, which were used to reduce payables.

         Inventories during 2000 increased $320,406 over last year's due to the aforementioned revenue increases. Net borrowings under short-term loans increased $725,940 for 2000 compared to 1999.

         In 2000, the Company entered into a $2,250,000 debenture agreement with a financial institution, interest at bearing annual interest at 14% payable $102,273 per month from August 1, 2003 through June 1, 2005, and collateralized by substantially all Company assets.

         In 2000, the Company entered into a $2,250,000 wholesale line of credit agreement, with a financial institution for the purchase of resale merchandise from certain suppliers, interest generally at 0% (if paid within certain terms), and collateralized by the related inventories and accounts receivable.

         Two other commercial line of credit agreements expired in 2000.

         The Company used $1,316,022 for capital expenditures during 2000, as compared to $631,166 in 1999. In addition, the Company financed the acquisition of $1,310,081 of equipment through capital leases in 2000. These 2000 expenditures were primarily for construction related to the start up of MultiBand, Inc.. For the similar period last year, substantially all capital expenditures consisted of equipment acquired for internal use.

         Net cash used by operations was approximately $3,640,000 in 2000 versus cash provided by operations of approximately $1,386,000 in 1999. The cash used by operation is due primarily to the decrease in accounts payable and other liabilities and MultiBand, Inc. start up expenses in 2000.

         In March 2000, Vicom raised net proceeds of $1,326,206 in a Regulation D offering. These proceeds were used for general working capital purposes.

YEAR ENDED DECEMBER 31, 1999

         Working capital needs in 1999 were funded using the following resources:

         In June 1999, Vicom entered into a $2 million revolving credit agreement with Wells Fargo Business Credit, expiring in June 2000. Borrowings under this facility are based on eligible accounts receivable and inventory with interest at prime plus 1.75% (plus 3.0% if in default). The agreement contains certain restrictive covenants, including the maintenance of minimum net income levels and limitations on capital expenditures. As of December 31, 1999, Vicom was not in compliance with its minimum net income level covenant. Due to this non-compliance, Vicom's agreement is still in force but at the higher default rate of interest. Vicom is attempting to renegotiate this covenant. Vicom used approximately $554,000 of the proceeds from this facility to repay outstanding borrowings under its previous term note and line of credit. As of December 31, 1999, Vicom had outstanding borrowings of $1,169,400 under this agreement.

         Vicom's subsidiary, CTU, had, as of December 31, 1999, $138,000 borrowings on a $2,000,000 line. This line was paid off by Convergent Capital in March 2000. In March 2000, CTU entered into a $2,250,000 loan agreement with Convergent Capital, calling for interest at prime plus 4.0% (plus 6.0% if in default) and due on December 31, 2000. The loan proceeds were used to pay off a previous line of credit due March 31, 2000. Convergent, as additional consideration in the transaction, was given a warrant with a term of seven years for purchase of 40,000 shares of common stock of Vicom at a price of $5.20 per share.

         Net cash provided by operations was approximately $1,385,000 in 1999 versus cash used by operations of approximately $137,000 in 1998. The cash provided from operations in 1999 is due primarily to improvements in operating cash flows related to the Ekman, Inc. acquisition. During 1999, Vicom spent approximately $631,000 in capital expenditures primarily related to its computer system upgrade.

                                    BUSINESS

         Vicom is a Minnesota corporation formed in September 1975. Vicom is the parent corporation of three wholly-owned subsidiaries, Corporate Technologies, USA, Inc. (CTU), MultiBand, Inc. (MultiBand), and Vicom Midwest Telecommunications Systems, Inc. (VMTS). VMTS was not active as of January 1, 2001. Vicom completed an initial public offering in June 1984. In November 1992, Vicom became a non-reporting company under the Securities Exchange Act of 1934. In July 2000, Vicom reestablished its reporting company status under the Securities Exchange Act of 1934.

         Vicom's website is located at: www.vicominc.net. However, nothing contained in or accessible through its website is part of this Prospectus or the Registration Statement of which this Prospectus is a part.

         Vicom recently expanded its efforts to establish itself within the rapidly evolving telecommunications and computer industries. Effective December 31, 1998, Vicom acquired the assets of the midwest region of Enstar Networking Corporation (ENC), a data cabling and networking company. In late 1999, in a forward triangular merger, Vicom, to expand its range of computer products and related services, purchased the stock of Ekman, Inc. d/b/a Corporate Technologies, and merged Ekman, Inc. into the newly formed surviving corporation, Corporate Technologies, USA, Inc. (CTU). MultiBand, Inc. was incorporated in February 2000 and began operating in late 2000.

         Vicom and CTU provide voice, data and video systems and services to business and government. MultiBand, Inc. provides voice, data and video services to MDUs.

         Vicom has provided clients with telephone communications products and services since its inception in 1975. As of June 30, 2001, CTU was providing telephone equipment and service to more than 1,000 customers, with approximately 10,000 telephones in service. In addition, CTU provides computer products and services to approximately 3,500 customers. Telecommunications systems distributed by Vicom are intended to provide users with flexible, cost-effective alternatives as compared to systems available from major telephone companies, including those formerly comprising the Bell System and from other interconnect telephone companies.

         Vicom, Incorporated and its wholly owned subsidiary, CTU, provide a full range voice, data and video communications systems and service, system integration, training and related communication sales and support activities for commercial, professional and institutional customers, most of which are located in Minnesota, North Dakota and South Dakota. Vicom purchases products and equipment from NEC America, Inc. (NEC), Cisco Systems, Inc. (Cisco), Nortel Networks Corp. (Nortel), ECI Telecommunications, Inc. (ECI), and other manufacturers of communications and electronic products and equipment. Vicom uses these products to design telecommunications systems to fit its customers' specific needs and demands.

         The products sold by Vicom and CTU include Private Branch Exchange
(PBX), telephone systems, hubs and routers used as interconnection devices in computer networks, personal computers, desktop video-conferencing units and the wire and cable products required to make all the other aforementioned products integrate and operate as necessary. Vicom and CTU have trained staff that install, maintain and repair the products we sell. Repair of products is performed under either a time and materials basis or a service contract basis, at the customer's election, once the manufacturer's original warranty on a product has expired.

         Extended service contracts offered by Vicom and CTU generally range in length from 12 to 36 months. The contracts provide for repair or replacement of all broken or non-working materials and the labor necessary to make such repairs or replacements, subject to exceptions for customer abuse or negligence and problems due to fire, flood or other causes beyond Vicom and CTU's control.

VICOM AND CORPORATE TECHNOLOGIES, USA (CTU)

         Vicom and CTU provide other technical and customer services as described hereafter.

PRICING AND AVAILABILITY

         We use our volume and purchasing power to achieve competitive pricing of goods for our clients. We have the ability to provide a web-based client site that allows clients to see availability and costs of hardware and software in real time through the Internet by accessing current pricing and availability from our manufacturers' Internet websites. This Internet-based model allows us to extend product procurement services beyond the traditional 8 a.m. to 5 p.m. schedule and into a 7 days a week, 24 hours a day service, providing a high level of client flexibility.

WARRANTY AND RETURNED GOODS POLICY

         We strongly believe in the philosophy of "Service what you sell." We do not knowingly sell any hardware product without having authorized service personnel to facilitate any warranty work that needs to be done. We are committed to fulfill all warranty service calls in accordance with the manufacturer's warranty, which range in length from 30 days to one year from the date of sale.

ON SITE AND DEPOT REPAIR

         CTU is authorized for depot and on site warranty repair for many manufacturers, including Apple Computers, Nortel, Inc., Cisco, Hewlett Packard Co., International Business Machines Corp. (IBM), Sun Microsystems, Inc., Compaq Computer Corp., Xerox Corp., and Okidata Corp. With over $500,000 in spare parts inventory, we have made a conscious effort to have the part clients need, when they need it.

WIDE AREA NETWORK CONNECTIVITY

         Our staff of Cisco and Nortel Wide Area Network (WAN) trained engineers assist organizations with integrating their multiple sites, allowing the exchange of information between geographically separated sites. Our association with local Internet Service Providers (ISPs) gives us the opportunity to offer organizations with multiple locations a single source provider providing a cost-effective solution to WAN needs.

TECHNICAL SUPPORT FOR NETWORKING

         We are committed to obtaining the highest vendor authorizations available to indicate our knowledge and expertise to today's complex technological environment. Becoming the only Microsoft Solution Partner, Novell Platinum Reseller and Sun Microsystems Competency 2000 Certified reseller in North Dakota is an indication of this commitment. Our staff of Certified Novell Engineers (CNEs), Microsoft Certified System Engineers (MCSEs), Sun Microsystems System Engineers, as well as certified personnel in products such as Nortel and Cisco routers, gives CTU an advantage over other resellers in North Dakota. The knowledge and skills of our system engineers helps organizations meet today's challenges and maintain a market advantage. Our close relationships and certification levels with our vendors gives our staff access to resources that few other value added resellers can provide.

TRAINING

         CTU is both a Novell Authorized Education Center (NAEC) and a Microsoft Certified Technical Education Center (CTEC). We also provide A+ Certification training and end-user training on most of today's most popular business productivity software, either on site or at our Training Center. These facilities allow CTU and our clients to stay current in today's ever-changing technology environment. We will be evaluating opportunities to expand our training center revenues to the other markets we serve.

CONSULTING

         As a multi-service, multi-vendor, multi-site integrator, CTU has the extensive infrastructure to offer solutions to complex technical challenges through our consulting service. With years of experience in Local Area Network
(LAN) and WAN technology, our consultants are dedicated to finding the solution that will solve our customers' needs now and in the future. We specialize in providing an integrated cost-effective, single source solution.

SALES AND MARKETING

         As of June 30, 2001, we had 25 sales and marketing personnel with expertise in telecommunications, computers and network services. Vicom has a consultative approach to selling, in which the salesperson analyzes the customer's operations and then designs an application-oriented technical solution to make the customer more efficient and profitable. Vicom uses several techniques to pursue new customer opportunities, including advertising, participation in trade shows, seminars and telemarketing.

CUSTOMERS

         Vicom and CTU provide their products and services to commercial, professional and government users within the states of Minnesota, North Dakota and South Dakota. Our customers are diverse and represent various industries such as financial services, hospitality, legal, manufacturing, and education. We will receive approximately 27% of all revenues from two customers in the year 2000. These two customers are Great Plains Software and the State of North Dakota. In 1999, no one customer provided 10% or more of our total revenues. In 1998, one customer, Minneapolis Public Schools, provided 15% of our revenues. In its year ended June 30, 1999, Ekman, Inc. (the predecessor company to CTU) received 23% and 10% of its revenues, respectively, from two major customers, Great Plains Software and Meritcare Health Systems. In its year ended June 30, 1998, those two customers provided Ekman, Inc. with 7% and 26% of total revenues, respectively.

CUSTOMER SERVICE

         CTU has twelve full-time customer service personnel who assist in project management duties, post-sale communications (which include site surveys), coordinated network services, and end-user training. Each key account is assigned its own individual customer service representative to ensure efficient implementation. The customer service representative works closely with the sales representative and main technician assigned to the project to facilitate the utmost in customer satisfaction.

BACK OFFICE

         Back office refers to the hardware and software systems that support the primary functions of our operations, including sales support, order entry and provisioning, and billing.

         Order entry involves the initial loading of customer data into our information system. Currently our sales representatives take orders and our customer service and purchasing representatives load the initial customer information into our ILS (Integrated Logistic System) billing and accounting system. We use the ILS to manage and track the timely completion of each step in the provisioning and installation process. Our system is designed to enable the sales or customer service representative to keep an installation on schedule and notify the customer of any potential delays. Once an order has been completed, we update our billing system to initiate billing of installed products or services.

SUPPLIERS

         As previously mentioned, Vicom purchases products and equipment from NEC, ECI, Cisco, Nortel, and other manufacturers of communications and computer products. The telecommunication products are purchased directly from the manufacturers. The computer products are purchased both directly from the manufacturer and also indirectly from major wholesalers such as Pinacor, Ingram Micro and Tech Data Corporation.

         In 2000, Ingram Micro supplied 24% and Tech Data provided 18% of total products purchased. In 1999, Tech Data supplied 34% and NEC supplied 18% of Vicom's total products purchased. In 1998, NEC supplied 60% and ECI supplied 19% of Vicom's total products purchased. In its year ended June 30, 1999, Pinacor supplied 42% and Ingram Micro supplied 21% of Ekman Inc.'s (the predecessor to
CTU) total products purchased. In its year ended June 30, 1998, Pinacor supplied 34%, Ingram Micro supplied 17%, and Synnex supplied 11% of Ekman, Inc.'s total products purchased.

         The products Vicom and its subsidiary, CTU, purchase are off-the-shelf products. Vicom and CTU have several alternate suppliers of computer products and could substitute any one of these suppliers with an alternate supplier fairly quickly on the same or similar terms.

         Vicom has a distribution agreement with NEC, its main supplier of telecommunication products, which expires June 30, 2002. Vicom could replace NEC with an alternate supplier fairly quickly, but with a less competitive product. However, CTU's replacement of NEC could have a material adverse effect on Vicom's business, operating results and financial condition (see "Risk Factors").

MULTIBAND

         We have expanded our strategy to include the vast potential of the multi dwelling unit (MDU) market. Our experience in this market suggests that property owners and managers are currently looking for a solution that will satisfy two pressing concerns. The first problem that they are dealing with is how to satisfy the residents who desire to bring satellite television service to the unit without creating an eyesore or a structural/maintenance problem. The second is how to allow competitive access for local and long distance telephone cable television and Internet services. Our MultiBand(SM) offering addresses these problems and provides the consumer several benefits, including:

         *        Lower Cost Per Service

         *        Blended Satellite and Cable Television Package

         * Multiple Feature Local Phone Services (features such as call waiting, call forwarding and three-way calling)

         *        Better than Industry Average Response Times

         *        One Number for Billing and Service Needs

         *        One Bill for Local, Long Distance Cable Television and
                  Internet

         *        "Instant On" Service Availability

         As we develop and market this package, we will keep a marketing focus on two levels of customer for this product. The primary decision-makers are the property owners/managers. Their concerns are focused on delivering their residents reliability, quality of service, short response times, minimized disruptions on the property, minimized alterations to the property and value added services. Each of these concerns is addressed in our contracts with the property owner, which include annual reviews and ten to 20 year terms as service providers on the property. The secondary customer is the end-user. We will provide the property with on-going marketing support for their leasing agents to deliver clear, concise and timely information on our services. This will include simple sign up options that should maximize our penetration of the property.

MULTIBAND INDUSTRY ANALYSIS

         All statistics in this section were taken from the 1998 statistical abstract of the United States communications and information technology section, authored by the U.S. Census Bureau.

CABLE AND PAY TELEVISION

         The U.S. Census Bureau has reported that as of December 31, 1997, there were more than 64,210,000 cable and pay TV subscribers in the United States, with an average bill of $26.48 per month each. Vicom estimates, based on the aforementioned U.S. Census Bureau data, that this equates to annual cable and pay television billing revenues of more than $20 billion. The U.S. Census Bureau has also estimated that consumer spending on cable and pay television for the year ended December 31, 1998 surpassed $31.8 billion. Projections compiled by the U.S. Census Bureau indicate that by 2001, consumer spending per person for cable and pay television will reach $196.62 or over $55 billion annually.

TELEPHONE

         According to the U.S. Census Bureau, as of December 31, 1996, there were more than 104,000,000 residential access lines with an average monthly bill of $19.58 or $24 billion. This accounted for 93.8% of American homes. In the same year, total toll service revenues for interstate long distance reached $82 billion.

INTERNET

         According to the U.S. Census Bureau, the average annual spending per person in the United States in 2001 for Internet services is estimated to be $49.32. This is based on a projected population of more than 280,000,000 people, which equates to approximately $13.8 billion.

SUMMARY

         When taken as a whole, and based on Vicom's interpretations of U.S. Census Bureau statistics, these services could generate over $170 billion annually by the end of 2001. These statistics indicate stable growing markets with demand that is likely to deliver significant values to businesses that can obtain a subscriber base of any meaningful size.

STRATEGY

         For the near future, the services described below will be offered primarily in the state of Minnesota. However, since a single property owner may own multiple properties in multiple states, we expect to offer our services in states other than Minnesota in 2001.

LOCAL TELEPHONE SERVICE

         Our primary competition will come from the local incumbent providers of telephone and cable television services. In Minnesota, we expect to compete with Qwest Communications, Inc. ("Qwest") for local telephone services and with MediaOne Group, Inc. ("Media One") for PAY-TV customers. Although Qwest has become the standard for local telephone service, we believe we have the ability to underprice their service while maintaining high levels of customer satisfaction.

CABLE TELEVISION SERVICE

         MediaOne is the cable television service provider that has resulted from the merger and acquisition of three competitive cable providers. This actually has improved the overall continuity of service. However, we have a significant consumer benefit in that we are establishing private rather than public television systems, which allows us to deliver a package that is not laden with local "public access" stations that clog the basic service package. In essence, we will be able to deliver a customized service offering to each property based upon pre-installation market research that we perform.

LONG DISTANCE TELEPHONE SERVICE

         AT&T Corp., MCI WorldCom Inc., and Sprint Corp. are our principal competitors in providing long distance telephone service. They offer new products almost weekly. Our primary concern in this marketplace is to assure that we are competitive with the most recent advertised offerings in the "long distance wars." We will meet this challenge by staying within a penny of the most current offering, while still maintaining a high gross margin on our product. We accomplish this through various carrier agency associations. We expect to generate a high penetration in our long distance services amongst our local service subscribers because private property owners in the shared tenant environment (similar to a hotel environment) are not required to offer multiple long distance carriers to their tenants.

INTERNET ACCESS SERVICE

         The clear frontrunners in this highly unregulated market are America Online, Inc. and CompuServe Corp. They compete with local exchange carriers, long distance carriers, Internet backbone companies and many local ISPs (Internet Service Providers). Competition has driven this to a flat rate unlimited access dial-up service market. The general concern among consumers is the quality of the connection and the speed of the download. Our design provides the highest connection speeds that are currently available. The approach that we will market is "blocks of service." Essentially, we deliver the same high bit rate service in small, medium and large packages, with an appropriate per unit cost reduction for those customers that will commit to a higher monthly expenditure.

MARKET DESCRIPTION

         We are currently marketing MultiBand(SM) to MDU properties throughout Minnesota. We are focusing on properties that consist of 50 or more units and are on a contiguous MDU property. We will target properties that range from 50 to 150 units for television and Internet access only. We will survey properties that exceed 150 units for the feasibility of local and long distance telephone services.

         We are initially concentrating on middle to high-end rental complexes. We are also pursuing selected college campus apartment buildings and resort area condominiums. A recent U.S. Census table indicates that there are more than 65,000 properties in the United States that fit this profile. Assuming an average of 100 units per complex, our focus is on a potential subscriber base of 6,500,000. Although this niche represents less than 5% of the total subscriber base, its market value exceeds $32.5 billion.

         A PROPERTY OWNERS AND MANAGER SURVEY, published by the U.S. Census Bureau and dated March 28, 2000, shows that the rental properties are focusing on improving services and amenities that are available to their tenants. These improvements are being undertaken to reduce tenant turnover, relieve pricing pressures on rents and attract tenants from competing properties. We believe that most of these owners or managers are not interested in being "in the technology business" and will use the services that we are offering. Various iterations of this package will allow the owners to share in the residual income stream from the subscriber base.

BACKLOG

         At June 30, 2001, MultiBand was committed to approximately $4,000,000 and $30,000,000 of future equipment installations under contractual and non-contractual letter of intent arrangements, respectively. The Company's timetable for completing and its ability to complete these installations is contingent on its ability to raise additional debt and/or financing necessary to fund the installations.

EMPLOYEES

         As of June 30, 2001, Vicom employed seven full-time management employees. As of that same date, CTU had 126 full-time employees, consisting of 25 in sales and marketing, 65 in technical positions, 12 in customer service, 20 in management and four in administration and finance.

PROPERTIES

         Vicom and its subsidiaries lease principal offices located at 1700 42nd Street SW, Fargo, ND 58013 and 9449 Science Center Drive, New Hope, Minnesota 55428. Vicom also leases a satellite office in Fargo consisting of approximately 3,800 square feet of space under a lease with a term that expires in July 2002. Vicom also has offices staffed with five or fewer employees in Sioux Falls, South Dakota, Omaha, Nebraska, and Bismarck, North Dakota. We have no foreign operations. The main Fargo office lease expires in December 31, 2004 and covers approximately 20,000 square feet. The Fargo base rent is $18,550 per month. The New Hope office lease expires in 2006 and covers approximately 47,000 square feet. The New Hope base rent is $12,750 per month. Both the New Hope and main Fargo leases have provisions that call for the tenants to pay net operating expenses, including property taxes, related to the facilities. Both offices have office, warehouse and training facilities.

         Vicom considers its current facilities adequate for its current needs and believes that suitable additional space would be available as needed.

LEGAL PROCEEDINGS

         As of June 30, 2001, Vicom was not engaged in any material pending legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE DIRECTORS

         The following table sets forth the name, age and position of each person who serves as a director and/or executive officer of Vicom as of June 30, 2001.

NAME                       AGE                    POSITION
----                       ---                    --------

Steven M. Bell............. 42   President, Chief Financial Officer and Director
Jonathan Dodge............. 50   Director
David Ekman................ 40   President, CTU and Director
Marvin Frieman............. 69   Chairman of the Board and Director
Paul Knapp................. 42   Director
James L. Mandel............ 44   Chief Executive Officer and Director
Pierce McNally............. 51   Director
Mark Mekler................ 46   Director
Manuel A. Villafana........ 60   Director



         STEVEN BELL was General Counsel and Vice President of Vicom from June 1985 through October 1994, at which time he became Chief Financial Officer. He was named President in July 1997 and has served as a director since 1994. He is a graduate of William Mitchell College of Law.

         JONATHAN DODGE has been the Senior Partner of the C.P.A. firm of Dodge & Fox since its inception in March 1997. He was a partner in the C.P.A. firm of Misukanis and Dodge from 1992 to March 1997. He has served as a director of Vicom since 1997. Mr. Dodge is a member of both the AICPA and the Minnesota Society of CPAs.

         DAVID EKMAN is President of Corporate Technologies, USA, Inc. He has worked continuously in the computer business since 1981, initially as a franchisee of Computerland, a personal computer dealer, and subsequently from 1996 to December 1999 as President of Ekman, Inc., a value-added computer reseller and the predecessor company to Corporate Technologies, USA, Inc.

         MARVIN FRIEMAN was Vice President and Sales Manager of Vicom since its inception in 1975 until October 1994. He was named Chief Executive Officer of Vicom in November 1994 and served in that position until he became Chairman in October 1998. He has been a director since September 1983.

         PAUL KNAPP has been President and CEO of Space Center Ventures, Inc. since April 1998. He is Senior Vice President of Space Center, Inc. From February 1993 to March 1998, he was Vice President and Director of Operations for Space Center Ventures, Inc. He has served as a director of Vicom since February 2000. Mr. Knapp also serves on the Board of Directors for Devnet, LLC, Atrix International, Inc., Viamedics and Square Roots.

         JAMES MANDEL has been the Chief Executive Officer and a director of Vicom since October 1, 1998. He was co-founder of Call 4 Wireless, LLC, a telecommunications company specializing in wireless communications, and he served as its Chairman and a member of the Board of Directors from December 1996 until October 1998 and as its interim Chief Executive Officer from December 1996 until December 1997. From October 1991 to October 1996, he was Vice President of Systems for Grand Casinos, Inc., where his duties included managing the design, development, installation and on-going maintenance for the 2,000 room, $507 million Stratosphere Hotel, Casino and Tower in Las Vegas. Mr. Mandel also managed the systems development of Grand Casino Mille Lacs in Onamia, Minnesota, Grand Casino Hinckley in Hinckley, Minnesota, and six other casinos nationwide. He also serves on the board of CorVu Corporation and is a trustee of the Boys and Girls Club of Minneapolis.

         PIERCE MCNALLY has served as a director of Vicom since January 1999. He currently serves as Chairman, Secretary and Director of Lockermate Corporation of Minnetonka, Minnesota, a company that provides locker systems to schools. He served as Minnesota American's Chairman of the Board, Chief Executive Officer and Secretary from October 1994 until January 2000 when Minnesota American merged with CorVu Corporation. He practiced corporate law at Oppenheimer, Wolff & Donnelly, LLP from 1979 to 1985. He served as Chairman and Director of Corporate Development of Nicollet Process Engineering, Inc. from May 1995 until April 1999, when he retired from the board.

         MARK K. MEKLER, a registered representative, is a Regional Director of U.S. Bancorp Piper Jaffray responsible for overseeing branch officers in Minnesota. He has 19 years' experience in the financial services industry. Mr. Mekler has served as a director of Vicom since January 1999. He is also a member of the Board of Directors of the Business Education and Economics Foundation
(BEEF).

         MANUEL A. VILLAFANA currently serves as Chairman and Chief Executive Officer of ATS Medical, which he has headed since 1987. Prior to his current position, Mr. Villafana was Chairman of GV Medical, Inc. from 1983 to 1987. Mr. Villafana also served as President and Chairman of St. Jude Medical, Inc. from 1976 to 1982, where he co-developed the St. Jude heart valve.

BOARD OF DIRECTORS AND BOARD COMMITTEES

         Effective June 30, 2000, Vicom adopted a policy of paying its outside (non-management) board members a fee of $500.00 for each board meeting attended.

         Vicom has an audit committee consisting of Jon Dodge, Manuel Villafana and Mark Mekler and a compensation committee consisting of Pierce McNally and Paul Knapp.

         Our audit committee:

         * recommends to our board of directors the independent auditors to conduct the annual audit of our books and records;

         *        reviews the proposed scope and results of the audit;

         *        approves the audit fees to be paid;

         * reviews accounting and financial controls with the independent public accountants and our financial and accounting staff; and

         * reviews and approves transactions between us and our directors, officers and affiliates.

         Our compensation committee:

         * reviews and recommends the compensation arrangements for management, including the compensation for our chief executive officer; and

         * establishes and reviews general compensation policies with the objective of attracting and retaining superior talent, rewarding individual performance and achieving our financial goals.

EXECUTIVE COMPENSATION

         The following table sets forth all cash compensation paid by Vicom or accrued during each of Vicom's last three fiscal years to our Chief Executive Officer and to the other two executive officers whose total annual salary and bonus paid or accrued during fiscal year 2000 exceeded $100,000 (the "Named Executive Officers").

                            ANNUAL COMPENSATION TABLE

   NAME AND PRINCIPAL      YEAR    SALARY($)      BONUS       OTHER       STOCK      SECURITIES       ALL OTHER
   -------------------     ----    ---------      -----       ANNUAL      AWARD      UNDERLYING     COMPENSATION
        POSITION                                   ($)     COMPENSATION    (S)        OPTIONS/           ($)
        --------                                   ---         ($)                    SARs(#)            ---
                                                               ---                    -------
                                                                                 AWARDS
                                                                                 ------
                                                                           LONG TERM COMPENSATION
                                                                           ----------------------
James L. Mandel           2000      $132,000       -0-         -0-                       -0-             -0-
Chief Executive Officer   1999      $133,117       -0-         -0-                     225,000           -0-
                          1998       $36,114(1)    -0-         -0-                       -0-             -0-

Steven Bell               2000       $99,000       -0-         -0-                       -0-             -0-
President                 1999      $108,392       -0-         -0-                       -0-             -0-
Vicom, Incorporated       1998      $101,076       -0-         -0-                       -0-             -0-

Marvin Frieman            2000       $82,665       -0-         -0-                       -0-             -0-
Chairman of the Board     1999       $98,582       -0-         -0-                       -0-             -0-
                          1998      $103,095       -0-         -0-                       -0-             -0-

Dave Ekman                2000      $108,269       -0-         -0-                       -0-             -0-
President*                1999       $48,775(2)    -0-         -0-                     150,000           -0-
Corporate Technologies
USA, Inc.

(1)      Mr. Mandel became Chief Executive Officer of Vicom, Inc. in October
         1998.
(2) Mr. Ekman became President of Corporate Technologies USA, Inc. in November 1999.

-----------

OPTIONS GRANTS DURING 2000

         No options were granted to the named Executive Officers in 2000.

OPTIONS EXERCISED DURING 2000 AND YEAR-END OPTION VALUES

         The following table provides information as to options exercised by the Named Executive Officers during 2000 and the number and value of options at December 31, 2000.

                                                                    NUMBER OF               VALUE OF UNEXERCISED
NAME                        SHARES ACQUIRED     VALUE(1)     UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS AT
----                         ON EXERCISE(#)   REALIZED($)       DECEMBER 31, 2000           DECEMBER 31, 2000(2)
                             --------------   -----------   -------------------------     ------------------------
James L. Mandel............      75,000        $714,375          75,000        75,000       $292,500      $292,500
Steven M. Bell.............      58,333        $512,705          12,500        10,000        $43,375       $38,100
Marvin Frieman.............       -0-            -0-             30,000        30,000       $114,300      $114,300
David Ekman................       -0-            -0-             50,000       100,000       $125,000      $250,000

-----------

EMPLOYMENT AGREEMENTS

         Vicom has employment agreements with Mr. Marvin Frieman, Chairman of the Board, and Mr. Steven Bell, President, for the term beginning October 1996 and expiring October 2001. Messrs. Frieman's and Bell's compensation is not directly tied to Vicom's performance. Their agreements call for special compensation payable to each of them in an amount equal to two and one-half times his annual salary upon his termination if other than for cause and a change in control in Vicom. The agreements state that annual base salary for each of Messrs. Frieman and Bell will be $95,000 per year. This base salary is set and subject to approval by Vicom's entire Board of Directors. Thus, the aforementioned lump sum compensation could equal $237,500 for Mr. Frieman if such special compensation is triggered. Other key provisions of the contracts include an agreement by Mr. Frieman and Mr. Bell to keep confidential information secret both during and after employment by Vicom and covenants not to compete with Vicom for one year from the date of termination of employment. A change in control in the agreements is defined as the acquisition by any corporation or group of more than 20% of the outstanding shares of voting stock of Vicom coupled with or followed by the election as Directors of Vicom of persons who were not directors at the time of such acquisition, if such persons shall become a majority of the Board of Directors of Vicom.

         Vicom maintains key man life insurance policies in the amount of $1,000,000 each on the lives of Messrs. Bell and Frieman. Vicom is the beneficiary of these policies and has adopted a plan to pay 50% of all life insurance proceeds to the spouse or surviving children of each such officer.

         Vicom also has a three-year employment agreement, from October 1998 to September 2001, with James L. Mandel, Chief Executive Officer, the terms of which involve an annual base salary of $132,000 and a stock option of 225,000 shares at $0.60 cents per share, vested over a three-year period. Mr. Mandel's job responsibilities involve developing company business plans, developing expansion and growth opportunities and directing other executive officers. Other key positions of the employment agreement include an agreement by Mr. Mandel to keep confidential information secret, both during and after employment by Vicom, and covenants not to compete with Vicom for one year from the date of termination of employment.

         Vicom has a three-year employment agreement, from December 1999 to November 2002, with David Ekman as President of CTU. The terms of the agreement include an annual salary of $110,000 per year. Mr. Ekman also has a warrant to purchase 100,000 shares of Vicom common stock at a price of $2.00 per share and a stock option for 150,000 shares, vested over a three-year period at a price of $2.00 per share. Mr. Ekman's job responsibilities involve direct supervision of CTU's daily operations. Other key provisions of the employment agreement include an agreement by Mr. Ekman to keep confidential information secret, both during and after employment by Vicom, and covenants not to compete with Vicom for one year from the date of termination of employment.

-----------------------------
(1) Value is calculated on the basis of the difference between the option exercise price and the fair market value of the Company's Common Stock as quoted on the Nasdaq Smallcap Market on the date of exercise, multiplied by the number of shares underlying the option. these values represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock of Vicom, and overall stock market conditions. The values represented in the table may not necessarily be achieved.

(2) Value is calculated on the basis of the difference between the option exercise price and $4.50, the fair market value of the Company's Common Stock at December 31, 2000 as quoted on the Nasdaq Smallcap market multiplied by the number of shares underlying the option. These values represent certain assumed rates of appreciation. Actual gains, if any, on stock options exercises are dependent on the future performance of the Common Stock of Vicom and overall stock market conditions. The values represented in the table may not necessarily be achieved.

1999 STOCK COMPENSATION PLAN AND 1997 STOCK OPTION PLAN

         On December 31, 1998, Vicom adopted the 1999 Stock Compensation Plan, which was amended in August 2000. The 1999 Plan permits the issuance of restricted stock and stock options to key employees and agents. All outstanding incentive stock options granted under the prior 1997 Stock Option Plan were allowed to continue. The two Plans reserve a total of 2,500,000 shares of common stock for issuance through restricted stock and incentive stock option awards and provide that the term of each award be determined by the Board of Directors.

         The purpose of the Plans is to promote the interest of Vicom and its shareholders by providing employees of Vicom with an opportunity to be given a proprietary interest in Vicom, and thereby develop a stronger incentive to contribute to Vicom's continued success and growth. Awards pursuant to the 1999 Stock Compensation Plan may be in the form of either a restricted stock grant, which includes a three-year vesting period, or stock options.

         The exercise price of the options granted under the Plans is required to be not less than the fair market value of the common stock on the date of the grant, and in the case of any shareholder owning 10% or more of the common stock to whom an incentive stock option has been granted under the Plans, the exercise price thereof is required to be not less thank 110% of the fair market value of the common stock on the date the option is granted. Options are not transferable. An optionee, or his or her personal representative, may exercise his or her option for a period of ninety (90) days following termination of employment, disability, or death. The term of each option, which is fixed by Vicom's Board of Directors, may not exceed 10 years from the date the option is granted, or five years in the case of incentive stock options granted to shareholders. The Plans limit the annual aggregate fair market value of stock granted to $100,000 ($600,000 prior to December 31, 1998), plus unused carryovers. Options may be exercisable in whole or in installments as determined by the Board. The Board may cancel an option of an employee who has terminated for cause or takes employment with a competitor.

         Vicom may award restricted common shares to selected employees. Recipients are not required to provide any consideration other than services. Company share awards are subject to certain restrictions on transfer, and all or part of the shares awarded may be subject to forfeiture upon the occurrence of certain events, including employment termination. The fair market value of shares awarded is generally amortized over three years, which is the vesting term of the awards. Through 2000, 205,161 shares net of forfeitures were awarded. At December 31, 2000, and 1999, unvested (issued but not outstanding) restricted shares awarded were 113,829 and 199,939, respectively.

2000 NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN

         In August 2000, Vicom's shareholders approved its 2000 Non-Employee Directors' Stock Compensation Plan (the "2000 Directors' Plan").

         The purpose of the 2000 Directors' Plan is to enable Vicom, through the grant of stock options to non-employee ("outside") directors of Vicom, to attract and retain highly-qualified outside directors and, by providing them with such a stock-based incentive, to motivate them to promote the best interests of Vicom and its shareholders. For the purposes of the 2000 Directors' Plan, outside directors are directors who, at the time of granting of options under the Plan, are not and for the prior twelve months have not been employees of Vicom or any of its subsidiaries.

         The 2000 Directors' Plan is administered by the Board of Directors and authorizes up to an aggregate of 300,000 shares of Common Stock ("Shares") for the granting of qualified and/or nonqualified stock options ("Options"). Generally, shares subject to Options that remain unexercised upon expiration or earlier termination of such Options will once again become available for the granting of additional Options under the 2000 Directors' Plan.

         The 2000 Directors' Plan provides for an initial automatic grant to each outside director of an option for 30,000 shares. The initial grant was made shortly after the 2000 Annual Meeting to all non-employee directors re-elected or serving in the following year. At the first directors' meeting following January 1, 2001, each non-employee director was be granted an option to purchase an additional 3,000 shares. Thereafter, beginning in 2002, each non-employee director will be granted an option to purchase another 2,000 shares annually following the Annual Meeting. Beginning after the 2001 Annual Meeting, newly elected directors will initially be granted an option to purchase 30,000 shares, and each year following the initial grant they will be granted an option to purchase an additional 2,000 shares. All grants will provide for an exercise price equal to 100% of the fair market value of a Share at the date of the grant. Options will become exercisable approximately one year after date of grant and will expire ten years after date of grant, subject to earlier exercise and termination in certain circumstances. If an outside director ceases to be a director due to death, any of his or her outstanding Options, which have not yet become exercisable will accelerate, and all of his outstanding Options will remain exercisable for various specified periods of time up to a maximum of approximately one year. If an outside director ceases to be a director due to disability, all of his or her outstanding Options not fully vested will immediately terminate, and those that are fully vested will remain exercisable for various specified periods of time up to a maximum of approximately one year. If an outside director ceases to be a director for any other reason, all of his or her outstanding Options not fully vested will immediately terminate, and those that are fully vested will remain exercisable for 90 days.

         The number of Shares authorized for issuance under the 2000 Directors' Plan, the number of Shares with respect to which Options automatically will be granted, and the number of Shares issuable under (and the exercise price of) outstanding Options are subject to adjustment in the event of a stock split, stock dividend or similar change in the capitalization of Vicom. The 2000 Directors' Plan further provides that, in the event of a merger, consolidation or other specified corporate transactions, the Board of Directors, in its discretion, may terminate the outstanding Options, in which case the exercise date of Options to be so terminated will be accelerated automatically.

         The Board of Directors, at any time, may suspend or discontinue the 2000 Directors' Plan and, subject to certain limitations, may amend the Plan and any outstanding Options in any respect. The 2000 Directors' Plan is scheduled to expire on December 31, 2009, unless earlier terminated or extended by the Board of Directors.

         A total of 150,000 Options have been granted under the 2000 Directors' Plan. These options have been granted to the five non-employee directors (Messrs. Dodge, Knapp, McNally, Mekler, and Villafana).

         Following subsequent Annual Meetings during the term of the 2000 Directors' Plan, the number of automatic 30,000 share Option grants under the Plan will depend upon the number of outside directors who are newly elected at such meetings and the number of automatic 2,000 share options grants under the Plan will depend on the number of outside directors who return to the Board. The exercise price of the Options granted this year and of future Option grants under the 2000 Directors' Plan will be equal to 100% of the fair market value of the Common Stock on the date of grant.

         None of the five above-named outside directors who would be granted Options under the 2000 Directors' Plan currently holds or is eligible to receive options under any other option plan of Vicom's.

2000 EMPLOYEE STOCK PURCHASE PLAN

         The 2000 Employee Stock Purchase Plan ("the ESPP") was adopted by the Vicom shareholders in August 2000. The purpose of the ESPP is to provide eligible employees with an opportunity to increase their proprietary interest in the success of Vicom by purchasing Common Stock from Vicom on favorable terms and to pay for such purchase through payroll deductions. The aggregate number of shares of stock available for purchase under the ESPP is 400,000. The ESPP is intended to qualify under section 423 of the Internal Revenue Code. The provisions of the ESPP shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

         The ESPP is administered by a committee of Vicom's board of directors. The committee consists exclusively of one or more directors of Vicom who are appointed by the Board. The committee interprets the ESPP and makes all other policy decisions relating to the operation of the ESPP. The committee may adopt such rules, guidelines and forms as it deems appropriate to implement the ESPP. The committee's determinations under the ESPP are final and binding on all persons.

         The ESPP Year consists of a twelve-month period commencing on January 1 and ending on December 31. Notwithstanding the foregoing, the first ESPP Year was a short year, commencing on the effective date of the ESPP and ending on December 31, 2000.

EMPLOYEE BENEFIT PLANS

         Vicom has 401(k) profit sharing plans covering substantially all full-time employees. Employee contributions are limited to the maximum amount allowable by the Internal Revenue Code of 1986, as amended. Vicom made no significant discretionary contributions in years 2000, 1999, and 1998.

                              CERTAIN TRANSACTIONS

         Vicom leases its facilities in New Hope, Minnesota from Marbell Realty, a limited liability corporation owned in equal shares by Steven Bell and Marvin Frieman, who are executive officers and directors of Vicom, pursuant to a lease expiring in 2006. Total facilities rent expense paid under said lease was approximately $162,000 in 2000. Vicom believes that the rental amounts being paid under the lease are equal to or less than Vicom would be paying to another landlord. See "Business-Properties."

         Vicom leases its space in Fargo, North Dakota from David Ekman, who is an Executive Officer of CTU and a director of Vicom, pursuant to a lease expiring in December 31, 2004. Rent paid in 2000 for the Fargo property totaled $650,000. See "Business-Properties."

         In December 1999, James Mandel and Pierce McNally, who are directors of Vicom, and CorStar Holdings, LLC., who is a Vicom shareholder, guaranteed a note payable by Vicom to David Ekman in the amount of $1,250,000 pursuant to the purchase of Ekman, Inc. They were given warrants to purchase Vicom's stock at $2.00 per share in exchange for the guarantee. Vicom issued warrants to purchase 50,000 shares to CorStar Holdings, LLC. and warrants to purchase 25,000 shares to each of Messrs. Mandel and McNally.

         Interest expense paid by Vicom to related parties was approximately 153,000 in 2000, $142,000 in 1999 and $47,000 in 1998. Related parties for interest expense include Vicom's Chairman, Chief Executive Officer, President, and the President's mother.

         In April 2000, Vicom made loans to the following directors in the following amounts: David Ekman ($200,000), James Mandel ($132,000), Paul Knapp ($68,750) and Pierce McNally ($57,500). All of these loans are evidenced by promissory notes which provide that the loans are due on October 15, 2001 and bear interest at the annual rate of 8%. All loans were incurred for the purpose of purchasing Vicom common stock and are collateralized by the director/borrower granting Vicom a security interest in said stock. All loans were approved by a majority of disinterested directors of Vicom. These loans are presented as subscriptions receivable in the stockholders' equity section of the Vicom financial statements. The principal amounts of these loans have been fully repaid as of September 30, 2000.

         Any future transactions between the Company and its officers, directors or 5% shareholders will be on terms no less favorable to Vicom than could be obtained from independent third parties. Any future loans to Vicom's officers, directors and 5% shareholders will be for a bona fide business purpose and approved by a majority of the disinterested directors of Vicom.

                       PRINCIPAL AND SELLING SHAREHOLDERS

         The following table provides information as of, June 30, 2001 concerning the beneficial ownership of Vicom's common stock by (i) each director of Vicom, (ii) the Named Executive Officers, (iii) the persons known by Vicom to own more than 5% of Vicom's outstanding common stock, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them. The following table also provides information as of June 30, 2001 regarding the beneficial ownership of shares of Vicom's common stock which can be obtained by the selling shareholders by exercising warrants held by them and is adjusted to reflect the sale of all their shares. The information regarding ownership of shares of common stock after the offering assumes that all of the shares registered under this prospectus have been sold. The selling shareholders may actually sell all, some or none of the shares held by them.

                                       OWNERSHIP OF SHARES                              OWNERSHIP OF SHARES
                                         OF COMMON STOCK                                  OF COMMON STOCK
                                        PRIOR TO OFFERING                                 AFTER OFFERING
                                   ----------------------------      Number of       -------------------------
NAME AND ADDRESS OF                                                   Shares
OF BENEFICIAL OWNER                  Shares       Percentage(1)       Offered        Shares(2)      Percentage
---------------------------          ------       -------------       -------        ---------      ----------
                                                                                                      (1)(2)
CorStar Holdings, LLC
10851 Louisiana Avenue South         766,800(3)       24.3%              0             766,800        21.1%
Bloomington, MN  55341

Steven Bell
9449 Science Center Drive          1,071,347(4)       11.1%              0           1,071,347         9.4%
New Hope, MN  55428

David Ekman
1402 42nd Street SW                3,250,000(5)       27.4%              0           3,250,000        23.9%
Fargo, ND  58103

Marvin Frieman
9449 Science Center Drive            969,714(6)       10.1%              0             969,714         8.6%
New Hope, MN  55428

James L. Mandel
9449 Science Center Drive            355,800(7)        4.0%              0             355,800         3.3%
New Hope, MN  55428

------------------------------

(1) The percentages are calculated on the basis of 8,779,229 shares of Vicom Common Stock outstanding as of June 30, 2001. Shares of Common Stock not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them as of June 30, 2001 or within 60 days of such date are treated as outstanding when determining the number of shares owned by each person and the group and the percent of the class owned by each individual and the group. Unless otherwise indicated, each person named or included in the group has sole vesting and investment power with respect to the shares of Common Stock set forth opposite his or her name. Unless otherwise indicated, the information in the table does not include any effects for stock options and warrants outstanding, yet be issued or yet to be exercised.
(2)      Assumes all shares offered are sold.
(3) Includes 269,800 shares of Common Stock owned by Americable, Inc. a subsidiary of CorStar Holdings, Inc. Includes vested warrants to acquire 1,400,000 shares of Common Stock.
(4) Includes vested options to acquire 29,167 shares of Common Stock. Includes vested warrants to acquire 521,090 shares of Common Stock. Mr. Bell's beneficial ownership does not include 31, 250 shares of Common Stock owned by Mr. Bell's spouse, as to which Mr. Bell disclaims his beneficial ownership.
(5) Includes vested warrants to acquire 1,600,000 shares of Common Stock and vested options to acquire 50,000 shares of Common Stock.
(6) Includes vested options to acquire 87,500 shares and vested warrants to acquire 441,107 shares of Common Stock.
(7) Includes vested warrants to acquire 140,400 shares of Common Stock and vested options to acquire 75,000 shares of Common Stock.

                                                 OWNERSHIP OF SHARES                              OWNERSHIP OF SHARES
                                                   OF COMMON STOCK                                  OF COMMON STOCK
                                                  PRIOR TO OFFERING                                 AFTER OFFERING
                                            -----------------------------      Number of       -------------------------
NAME AND ADDRESS OF                                                             Shares
OF BENEFICIAL OWNER                            Shares       Percentage(1)       Offered        Shares(2)      Percentage
---------------------------                    ------       -------------       -------        ---------      ----------
                                                                                                                (1)(2)
Pierce McNally
14853 DeVeau Place                            127,500(8)         1.5%               0           127,500           1.2%
Minnetonka, MN  55345

Paul Knapp
2501 Cleveland Avenue North                   101,300(9)           *                0           101,300            *
Roseville, MN 55113

Jonathan Dodge
715 Florida Avenue South - Suite 402           30,500(10)          *                0            30,500            *
Golden Valley, MN  55426

Mark Mekler
800 Nicollet Mall                              30,000(11)          *                0            30,000            *
Minneapolis, MN  55402

Manuel A. Villafana
3905 Annapolis Lane - Suite 105                30,000(12)          *                0            30,000            *
Plymouth, MN  55447


All Directors and executive officers
  as a group (nine persons)                 8,732,961(13)        49.7%              0         8,732,961          45.8%



All other selling shareholders as a group     596,220(14)         6.4%           596,220              0              0






----------------------------------------------

(8) Includes vested warrants to acquire 56,636 shares of Common Stock and vested options to acquire 30,000 shares of Common Stock.
(9)      Includes vested options to acquire 30,000 shares of Common Stock.
(10)     Includes vested options to acquire 30,000 shares of Common Stock.
(11)     Includes vested options to acquire 30,000 shares of Common Stock.
(12)     Includes vested options to acquire 30,000 shares of Common Stock.
(13) The number of shares beneficially owned before and after the offering includes vested warrants to acquire 2,604,233 shares of Common Stock and vested options to acquire 391,667 shares.
(14)     Includes vested warrants to acquire 596,220 shares of Common Stock.

*        Less than 1%

                              PLAN OF DISTRIBUTION

         Vicom is registering the shares of common stock on behalf of the selling shareholders. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by Vicom. The sale of the shares may be effected by selling shareholders from time to time in one or more types of transactions, which may include block transactions, sales in the over-the-counter market or on a national securities market or quotation system, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of these methods of sales, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares by the selling shareholders.

         The selling shareholders may make these transactions by selling shares directly to purchasers or to or through broker-dealers, who may act as agents or principals. Those broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling shareholders and/or the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

         The selling shareholders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, as amended. Any commissions received by the broker/dealers or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against various liabilities, including liabilities arising under the Securities Act.

         Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

         Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, if they meet the criteria and conform to the requirements of Rule 144. Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, as required, pursuant to Rule 424(b) under the Securities Act, disclosing:

         * the name of that selling shareholder and of the participating broker-dealer(s);

         *        the number of shares involved;

         *        the initial price at which the shares were sold;

         * the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

         * that the broker/dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         *        other facts material to the transactions.

                            DESCRIPTION OF SECURITIES

CAPITAL STRUCTURE

         The Articles of Incorporation of Vicom authorize Vicom to issue 50,000,000 shares of capital stock, which have no par value. However, the shares have a par value of $0.01 per share for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of a corporation. As of June 30, 2001, there were 8,779,229 shares of common stock outstanding, 3,200,000 shares of common stock reserved for issuance under the Plans (under which unvested restricted stock grant shares of 126,996 and options to purchase 1,003,474 shares were outstanding as of that date), and 8,534,677 shares of common stock reserved for issuance under outstanding warrants. The number of shares reserved for issuance under the warrants includes 7,531,744 shares underlying warrants issued as a dividend as a dividend to Vicom's stockholders of record on April 11, 2000 in which a warrant to purchase one share was issued for each share outstanding. By resolutions adopted on December 9, 1998, Vicom's Board authorized 275,000 shares of 8% Class A Cumulative Convertible Preferred Stock ("Class A Preferred") and 60,000 shares of 10% Class B Cumulative Convertible Preferred Stock ("Class B Preferred") and reserved 1,375,000 shares of common stock for issuance upon conversion of the Class A Preferred and 300,000 shares for issuance upon conversion of the Class B Preferred. By resolutions adopted on September 11, 2000, Vicom's Board authorized 250,000 shares of 10% Class C Cumulative Convertible Preferred Stock ("Class C Preferred") and reserved 500,000 shares of common stock for issuance upon conversion of the Class C Preferred. By resolutions adopted on November 17, 2000, Vicom's board authorized 250,000 shares of 14% Class D Cumulative Convertible Preferred Stock ("Class D Preferred") and reserved 625,000 shares of Common Stock for issuance upon conversion of the Class D Preferred. Accordingly, the Company has 25,351,094 shares of an undesignated class of capital stock ("Undesignated Stock"). The Board of Directors is authorized to issue shares of authorized but unissued Undesignated Stock without the approval of the shareholders.

COMMON STOCK

         Holders of common stock are entitled to one vote per share in all matters to be voted upon by shareholders. There is no cumulative voting for the election of directors, which means that the holders of shares entitled to exercise more than 50% of the voting rights in the election of directors are able to elect all of the directors. Vicom's Articles of Incorporation provide that holders of the Company's common stock do not have preemptive rights to subscribe for and to purchase additional shares of common stock or other obligations convertible into shares of common stock which may be issued by the Company.

         Holders of common stock are entitled to receive such dividends as are declared by Vicom's Board of Directors out of funds legally available for the payment of dividends. Vicom presently intends not to pay any dividends on the common stock for the foreseeable future. Any future determination as to the declaration and payment of dividends will be made at the discretion of the Board of Directors. In the event of any liquidation, dissolution or winding up of Vicom, and subject to the preferential rights of the holders of the Class A Preferred, Class B Preferred, Class C Preferred and Class D Preferred, the holders of common stock will be entitled to receive a pro rata share of the net assets of Vicom remaining after payment or provision for payment of the debts and other liabilities of Vicom.

         All of the outstanding shares of common stock are fully paid and non-assessable. Holders of common stock of Vicom are not liable for further calls or assessments.

MARKET PRICE OF VICOM'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         Since December 12, 2000, Vicom's common stock has been traded on The Nasdaq SmallCap Market. Through May 17, 2000, Vicom's common stock was traded and quoted on the OTC Bulletin Board(R) ("OTCBB") under the symbol "VICM." From May 18, 2000 until August 21, 2000, the common stock was quoted under the VICM symbol on the Pink Sheets(R) operated by Pink Sheets LLC. From August 21, 2000 until December 11, 2000, Vicom's common stock was traded and quoted on the OTCBB under the VICM symbol. The table below sets forth the high and low bid prices for the common stock during each quarter in the two years ended December 31, 2000 and during the first two quarters of 2001, as provided by the OTCBB, the Pink Sheets or The Nasdaq. Market quotations provided herein represent inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

         QUARTER ENDED                              HIGH BID      LOW BID
         -------------                              --------      -------

         March 31, 1999.......................... $    2 1/2   $   1 5/8
         June 30, 1999...........................     2 5/16       1 5/8
         September 30, 1999......................     2 1/16      1 9/16
         December 31, 1999.......................      4 1/8       1 5/8
         March 31, 2000..........................     12 5/8       2 1/2
         June 30, 2000...........................     10 1/2       4 3/4
         September 30, 2000......................     10 1/8       4 3/4
         December 31, 2000.......................      7 1/8       3 3/8
         March 31, 2001..........................      5 1/4     3 11/16
         June 30, 2001...........................      4 3/8       2 3/8

         As of June 30, 2001, Vicom had 463 shareholders of record of its common stock and 8,779,229 shares of common stock outstanding. As of that date, fourteen shareholders had a total of 69,515 shares of Class A Preferred, four shareholders held a total of 22,836 shares of Class B Preferred, eight shareholders held a total of 147,310 shares of Class C Preferred, and three shareholders held a total of 40,000 shares of Class D Preferred.

PREFERRED STOCK

         In December 1998, Vicom issued 2,550 shares of Class A Preferred for $23,638 and 37,550 shares of Class B Preferred for $359,893. The Class B Preferred was offered to certain note holders at a conversion rate of $10.00 per share of Class B Preferred. Each share of Class A Preferred and Class B Preferred is non-voting (except as otherwise required by law) and convertible into five shares of common stock, subject to adjustment in certain circumstances. Each holder of a share of Class A Preferred or Class B Preferred has a five-year warrant to purchase one share of common stock at $3.00 per share, subject to adjustment. In the second quarter of fiscal year 2001, Vicom issued an additional 69,515 shares of Class A Preferred for $695,150.

         In June 2000, Vicom issued 80,500 shares of Class C Preferred for $805,000. The Class C Preferred was offered to certain note holders at a conversion rate of $10.00 a share. In September 2000, Vicom issued an additional 72,810 shares of Class C Preferred for $728,100. Each share of Class C Preferred is non-voting (except as otherwise required by law) and convertible into two shares of Vicom common stock, subject to adjustment in certain circumstances.

         In November 2000, Vicom issued 72,500 shares of Class D Preferred for $490,332. The Class D Preferred was sold to eight accredited investors at $10.00 per share. Each share of Class D Preferred is non-voting (except as otherwise required by law) and convertible into two and one-half shares of Vicom Common Stock, subject to adjustment in certain circumstances. In June, 2001, Vicom issued an additional 10,000 shares of Class D Preferred for $100,000.

         The holders of the Class A Preferred, Class B Preferred, Class C Preferred and Class D Preferred (collectively, "Preferred Stock") are entitled to receive, as and when declared by the Board, out of the assets of the Company legally available for payment thereof, cumulative cash dividends calculated based on the $10.00 per share stated value of the Preferred Stock. The per annum dividend rate is eight percent (8%) for the Class A Preferred and ten percent (10%) for the Class B Preferred and Class C Preferred and fourteen percent (14%) for the Class D Preferred. Dividends on the Class A Preferred, Class C Preferred and Class D Preferred are payable quarterly on March 31, June 30, September 30, and December 31 of each year. Dividends on the Class B Preferred are payable monthly on the first day of each calendar month. Dividends on the Preferred Stock accrue cumulatively on a daily basis until the Preferred Stock is redeemed or converted.

         In the event of any liquidation, dissolution or winding up of Vicom, the holders of the Class A Preferred and Class B Preferred will be entitled to receive a liquidation preference of $10.50 per share, and the holders of the Class C Preferred and Class D Preferred will be entitled to receive a liquidation preference of $10.00 per share, each subject to adjustment. Any liquidation preference shall be payable out of any net assets of Vicom remaining after payment or provision for payment of the debts and other liabilities of Vicom.

         Vicom may redeem the Preferred Stock, in whole or in part, at a redemption price of $10.50 per share for the Class A Preferred and the Class B Preferred and $10.00 per share for the Class C Preferred and Class D Preferred (subject to adjustment, plus any earned and unpaid dividends) on not less than thirty days' notice to the holders of the Preferred Stock, provided that the closing bid price of the common stock exceeds $4.00 per share (subject to adjustment) for any ten consecutive trading days prior to such notice. Upon Vicom's call for redemption, the holders of the Preferred Stock called for redemption will have the option to convert each share of Preferred Stock into shares of common stock until the close of business on the date fixed for redemption, unless extended by Vicom in its sole discretion. Preferred Stock not so converted will be redeemed. No holder of Preferred Stock can require Vicom to redeem his or her shares.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 302A.251 of the Minnesota statutes, a corporation shall, unless prohibited or limited by its Articles of Incorporation or Bylaws, indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person who was, or is threatened to be, made a party to a proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if generally, with respect to the acts or omissions of the person complained of in the proceeding, the person (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interest of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the corporation. Minnesota corporate law also provides that a corporation may purchase and maintain insurance on behalf of any indemnified party against any liability asserted against such person, whether or not the corporation would have been required to indemnify the person against liability under the provisions of Minnesota corporate law. Vicom's Articles of Incorporation provide for indemnification pursuant to Minnesota statutes. We also have directors' and officers' insurance in the amount of $3,000,000 per occurrence.

                                  LEGAL MATTERS

         The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Steven M. Bell, Esq. of New Hope, Minnesota.

                                     EXPERTS

         The consolidated financial statements and Schedule II of Vicom, Incorporated and Subsidiaries included in this prospectus for the years ended December 31, 2000, 1999 and 1998 have been audited by Lurie Besikof Lapidus & Company, LLP independent certified public accountants, as indicated in their reports with respect thereto, and are included in this prospectus in reliance upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We will be filing annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under File No. 0-13529. You may read and copy any document in our public files at the SEC's offices at:

         *        Judiciary Plaza
                  450 Fifth Street, NW
                  Room 1024
                  Washington, D.C. 20549

         *        500 West Madison Street
                  Suite 1400
                  Chicago, Illinois 60606

         *        3475 Lenox, N.E.
                  Suite 1000
                  Atlanta, Georgia 30326

         and

         *        7 World Trade Center
                  Suite 1300
                  New York, New York 10048.

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov, through the SEC's electronic data gathering analysis and retrieval system, EDGAR. Our common stock is traded on the NASDAQ Smallcap Market under the symbol "VICM." Information about us is also available from the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         This prospectus is part of a registration statement that we filed with the SEC. You should rely only on the information provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of that document.

                          INDEX TO FINANCIAL STATEMENTS


                                                                       PAGE(S)
                                                                       -------
VICOM, INC. AND SUBSIDIARIES-CONSOLIDATED BALANCE SHEETS
   AS OF DECEMBER 31, 2000, 1999 AND 1998 AND MARCH 31, 2001
   AND CONSOLIDATED STATEMENTS OF OPERATIONS, CONSOLIDATED
   STOCKHOLDERS' EQUITY AND CONSOLIDATED CASH FLOWS FOR THE
   YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998 AND FOR THE
   THREE MONTHS ENDED MARCH 31, 2001 AND 2000
INDEPENDENT AUDITOR'S REPORT.........................................    F-1
FINANCIAL STATEMENTS
   Consolidated balance sheets.......................................    F-2
   Consolidated statements of operations.............................    F-3
   Consolidated statements of stockholders' equity................... F-4 to F-6
   Consolidated statements of cash flows.............................    F-7
   Notes to consolidated financial statements........................F-8 to F-23

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
Vicom, Incorporated and Subsidiaries
New Hope, Minnesota

         We have audited the accompanying consolidated balance sheets of Vicom, Incorporated and Subsidiaries as of December 31, 2000, and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vicom, Incorporated and Subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                        Lurie Besikof Lapidus & Company, LLP

Minneapolis, Minnesota
February 15, 2001

                                     - F2 -

                      VICOM, INCORPORATED AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                          December 31,
                                                                                          ------------             March 31,
                                        ASSETS                                      2000             1999             2001
                                                                                ------------     ------------     ------------
                                                                                                                   (unaudited)
CURRENT ASSETS
    Cash                                                                        $  1,161,479     $    204,365     $    908,182
    Accounts receivable, net of allowance of $159,000, $140,000 and $149,000       5,661,064        5,369,221        6,785,109
    Inventories, net of allowance of $200,000, $330,000 and $215,000               2,122,002        1,801,596        2,160,901
    Costs and estimated earnings in excess of billings                                 7,491          232,725              951
    Other                                                                            294,216          154,766          405,333
                                                                                ------------     ------------     ------------
       TOTAL CURRENT ASSETS                                                        9,246,252        7,762,673       10,260,476

PROPERTY AND EQUIPMENT                                                             3,277,109        1,324,080        4,230,286

GOODWILL, net of accumulated amortization of $436,678, $101,604 and $520,447       2,914,037        3,249,111        2,828,636

OTHER                                                                                177,175          262,881          166,487
                                                                                ------------     ------------     ------------
                                                                                $ 15,614,573     $ 12,598,745     $ 17,485,885
                                                                                ============     ============     ============

                         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Checks issued in excess of deposits                                         $         --     $    126,297     $         --
    Wholesale line of credit                                                       2,033,340               --        1,975,810
    Notes and installment obligations payable - current maturities                   428,334        4,246,433          463,334
    Accounts payable                                                               2,769,390        4,503,451        4,708,918
    Other liabilities                                                                825,933          977,513          966,953
    Deferred service obligations and revenue                                         319,141          584,716          288,685
    Due to ENStar, Inc.                                                                   --          207,170               --
                                                                                ------------     ------------     ------------
       TOTAL CURRENT LIABILITIES                                                   6,376,138       10,645,580        8,403,700
                                                                                ------------     ------------     ------------

NOTES AND INSTALLMENT OBLIGATIONS PAYABLE                                          3,362,083          926,821        3,877,560
                                                                                ------------     ------------     ------------

STOCKHOLDERS' EQUITY
    Cumulative convertible preferred stock, no par value:
       8% Class A (issued and outstanding -0-, 2,550 and -0- shares)                      --           23,638               --
       10% Class B (issued and outstanding - 22,836, 37,550 and
          22,836 shares)                                                             218,869          359,893          218,869
       10% Class C (issued and outstanding - 150,810, -0- and
          147,310 shares)                                                          1,951,003               --        1,909,003
       14% Class D (issued and outstanding - 72,500, -0- and 30,000 shares)          802,813               --          317,500
    Common stock - no par value (issued 8,137,181, 4,984,845 and 8,183,681
       shares; outstanding 8,023,352, 4,784,906 and 8,068,352 shares)              1,340,074        4,551,745        1,529,795
    Options and warrants                                                          14,347,833          217,028       15,200,163
    Unammortized compensation                                                       (278,138)        (258,659)        (410,068)
    Accumulated deficit                                                          (12,506,102)      (3,867,301)     (13,560,637)
                                                                                ------------     ------------     ------------
                                                                                   5,876,352        1,026,344        5,204,625
                                                                                ------------     ------------     ------------
                                                                                $ 15,614,573     $ 12,598,745     $ 17,485,885
                                                                                ============     ============     ============

                 See notes to consolidated financial statements

                                     - F3 -

                      VICOM, INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      Years Ended December 31,                Three Months Ended March 31,
                                                      ------------------------                ----------------------------
                                               2000             1999             1998             2001             2000
                                           ------------     ------------     ------------     ------------     ------------
                                                                                               (Unaudited)      (Unaudited)
REVENUES                                   $ 39,781,846     $ 20,388,870     $  6,458,113     $ 10,682,819     $  9,718,297

COSTS AND EXPENSES
    Cost of products and services            31,698,569       16,247,898        4,841,111        8,555,049        7,806,508
    Selling, general and administrative      11,852,041        5,823,945        2,839,862        3,008,546        2,798,681
                                           ------------     ------------     ------------     ------------     ------------
                                             43,550,610       22,071,843        7,680,973       11,563,595       10,605,189
                                           ------------     ------------     ------------     ------------     ------------

LOSS FROM OPERATIONS                         (3,768,764)      (1,682,973)      (1,222,860)        (880,776)        (886,892)
                                           ------------     ------------     ------------     ------------     ------------

OTHER INCOME (EXPENSE)
    Interest expense                           (607,418)        (262,228)        (180,434)        (232,068)        (166,647)
    Miscellaneous                               149,351          122,767            9,546           45,090          133,688
                                           ------------     ------------     ------------     ------------     ------------
                                               (458,067)        (139,461)        (170,888)        (186,978)        (300,335)
                                           ------------     ------------     ------------     ------------     ------------

LOSS BEFORE INCOME TAXES                     (4,226,831)      (1,822,434)      (1,393,748)      (1,067,754)      (1,187,227)

INCOME TAX PROVISION                              9,000          241,200           50,000               --               --
                                           ------------     ------------     ------------     ------------     ------------

NET LOSS                                   $ (4,235,831)    $ (2,063,634)    $ (1,443,748)    $ (1,067,754)    $ (1,187,227)
                                           ============     ============     ============     ============     ============

LOSS ATTRIBUTABLE TO COMMON STOCK
     Net loss                              $ (4,235,831)    $ (2,063,634)    $ (1,443,748)    $ (1,067,754)    $ (1,187,227)
     Preferred dividends                       (846,180)         (37,969)              --          (52,461)          (9,922)
                                           ------------     ------------     ------------     ------------     ------------
                                           $ (5,082,011)    $ (2,101,603)    $ (1,442,748)    $ (1,120,215)    $ (1,197,149)
                                           ============     ============     ============     ============     ============


LOSS PER COMMON SHARE-
    BASIC AND DILUTED                      $      (0.72)    $      (0.55)    $       (.68)    $      (0.14)    $      (0.29)
                                           ============     ============     ============     ============     ============

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING -
BASIC AND DILUTED
                                              7,009,751        3,821,978        2,129,387        8,024,447        4,182,776
                                           ============     ============     ============     ============     ============


                 See notes to consolidated financial statements

                                     - F4 -

                      VICOM, INCORPORATED AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                              ----------------------------------------------------------------------------------------------
                                                              Cumulative Convertible Preferred Stock
                              ----------------------------------------------------------------------------------------------
                                    8% Class A              10% Class B             10% Class C             14% Class D
                              ----------------------  ----------------------  ----------------------  ----------------------
                                Shares      Amount      Shares      Amount      Shares      Amount      Shares      Amount
                              ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
BALANCE -
  DECEMBER 31, 1997                   --  $       --          --  $       --          --  $       --          --  $       --

    Conversion of notes
       payable, net of costs          --          --      35,050     336,718          --          --          --          --

    Warrants issued with
       preferred stock                --          --          --          --          --          --          --          --

    Restricted stock issued           --          --          --          --          --          --          --          --

    Acquisition of ENC                --          --          --          --          --          --          --          --

    Net loss                          --          --          --          --          --          --          --          --
                              ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
BALANCE -
  DECEMBER 31, 1998                   --          --      35,050     336,718          --          --          --          --

    Sale of stock                  2,550      23,638       2,500      23,175          --          --          --          --

    Warrants issued:
       Preferred stock                --          --          --          --          --          --          --          --
       Notes payable                  --          --          --          --          --          --          --          --

    Restricted stock:
       Issued                         --          --          --          --          --          --          --          --
       Forfeited                      --          --          --          --          --          --          --          --
       Amortization expense           --          --          --          --          --          --          --          --

    Acquisition of Ekman:
       Stock                          --          --          --          --          --          --          --          --
       Options and warrants           --          --          --          --          --          --          --          --

    Preferred dividends               --          --          --          --          --          --          --          --

    Net loss                          --          --          --          --          --          --          --          --
                              ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
BALANCE -
  DECEMBER 31, 1999                2,550  $   23,638      37,550  $  359,893          --  $       --          --  $       --
                              ==========  ==========  ==========  ==========  ==========  ==========  ==========  ==========

[WIDE TABLE CONTINUED]

                              -------------------------
                                      Common Stock                       Unamor-
                              -------------------------     Warrants      tized        Accumu-
                                 Shares                       and        Compen-       lated
                                 Issued       Amount        Options      sation        Deficit        Total
                              -----------   -----------   -----------  -----------   -----------   -----------
BALANCE -
  DECEMBER 31, 1997             2,106,236   $ 1,295,742   $        --  $        --   $  (321,950)  $   973,792

    Conversion of notes
       payable, net of costs       50,000        25,000            --           --            --       361,718

    Warrants issued with
       preferred stock                 --            --           701           --            --           701

    Restricted stock issued       106,759        62,988            --      (62,988)           --            --

    Acquisition of ENC          1,350,000       797,312            --           --            --       797,312

    Net loss                           --            --            --           --    (1,443,748)   (1,443,748)
                              -----------   -----------   -----------  -----------   -----------   -----------
BALANCE -
  DECEMBER 31, 1998             3,612,995     2,181,042           701      (62,988)   (1,765,698)      689,775

    Sale of stock                      --            --            --           --            --        46,813

    Warrants issued:
       Preferred stock                 --            --         3,687           --            --         3,687
       Notes payable                   --            --       112,640           --            --       112,640

    Restricted stock:
       Issued                     144,600       248,866            --     (248,866)           --            --
       Forfeited                  (22,750)      (15,663)           --       15,663            --            --
       Amortization expense            --            --            --       37,532            --        37,532

    Acquisition of Ekman:
       Stock                    1,250,000     2,137,500            --           --            --     2,137,500
       Options and warrants            --            --       100,000           --            --       100,000

    Preferred dividends                --            --            --           --       (37,969)      (37,969)

    Net loss                           --            --            --           --    (2,063,634)   (2,063,634)
                              -----------   -----------   -----------  -----------   -----------   -----------
BALANCE -
  DECEMBER 31, 1999             4,984,845   $ 4,551,745   $   217,028  $  (258,659)  $(3,867,301)  $ 1,026,344

                                      -F5-

                      VICOM, INCORPORATED AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)

                              ----------------------------------------------------------------------------------------------------
                                                          Cumulative Convertible Preferred Stock
                              ----------------------------------------------------------------------------------------------------
                                     8% Class A               10% Class B               10% Class C               14% Class D
                              -----------------------   -----------------------   -----------------------   ----------------------
                                Shares       Amount       Shares       Amount       Shares       Amount       Shares      Amount
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------  ----------
BALANCE -
 DECEMBER 31, 1999                 2,550   $   23,638       37,550   $  359,893           --   $       --           --  $       --

  Stock issued:
     Options and warrants
       exercised                      --           --           --           --           --           --           --          --
     Other cash                       --           --           --           --      153,310    1,533,100       72,500     490,332
     Conversion of notes
       payable                        --           --           --           --           --           --           --          --
     Conversion of preferred
       stock                      (2,550)     (23,638)      (9,000)     (86,259)          --           --           --          --

  Redemption of preferred
       stock                          --           --       (5,714)     (54,765)      (2,500)     (25,000)          --          --

  Issuance costs                      --           --           --           --           --           --           --          --

  Warrants issued:
       Warrant dividend               --           --           --           --           --           --           --          --
       Common stock                   --           --           --           --           --           --           --          --
       Preferred stock                --           --           --           --           --           --           --          --
       Services                       --           --           --           --           --           --           --          --
       Cash                           --           --           --           --           --           --           --          --

  Restricted Stock:
       Issued                         --           --           --           --           --           --           --          --
       Forfeited                      --           --           --           --           --           --           --          --
       Amortization expense           --           --           --           --           --           --           --          --

  Preferred dividends                 --           --           --           --           --      442,903           --     312,481

  Net loss                            --           --           --           --           --           --           --          --
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------  ----------
BALANCE -
DECEMBER 31, 2000                     --   $       --       22,836   $  218,869      150,810   $1,951,003       72,500  $  802,813

[WIDE TABLE CONTINUED]

                                 --------------------------
                                           Common Stock                        Unamor-
                                 --------------------------    Warrants         tized         Accumu-
                                    Shares                        and          Compen-         lated
                                    Issued        Amount        Options         sation        Deficit         Total
                                 -----------   ------------   ------------   ------------   ------------   ------------
BALANCE-
  DECEMBER 31, 1999                4,984,845   $  4,551,745   $    217,028   $   (258,659)  $ (3,867,301)  $  1,026,344

    Stock issued:
       Options and warrants
         exercised                 1,427,217      3,953,471       (163,703)            --             --      3,789,768
       Other cash                    860,828      1,804,921             --             --             --      3,828,353
       Conversion of notes
         payable                     580,100      1,185,054             --             --             --      1,185,054
       Conversion of preferred
         stock                        57,500        109,897             --             --             --             --

    Redemption of preferred
         stock                            --             --             --             --             --        (79,765)

    Issuance costs                   249,959       (679,110)            --             --             --       (679,110)

    Warrants issued:
       Warrant dividend                   --     (9,699,079)    13,255,869             --     (3,556,790)            --
       Common stock                       --             --        495,971             --             --        495,971
       Preferred stock                    --             --        234,668             --             --        234,668
       Services                           --             --        208,000             --             --        208,000
       Cash                               --             --        100,000             --             --        100,000

    Restricted Stock:
       Issued                         35,000        200,185             --       (200,185)            --             --
       Forfeited                     (58,268)       (87,010)            --         87,010             --             --
       Amortization expense               --             --             --         93,696             --         93,696

    Preferred dividends                   --             --             --             --       (846,180)       (90,796)


    Net loss                              --             --             --             --     (4,235,831)    (4,235,831)
                                 -----------   ------------   ------------   ------------   ------------   ------------
BALANCE -
DECEMBER 31, 2000                  8,137,181   $  1,340,074   $ 14,347,833   $   (278,138)  $(12,506,102)  $  5,876,352

                                     - F6 -

                      VICOM, INCORPORATED AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)

                              -------------------------------------------------------------------------------------------------
                                                          Cumulative Convertible Preferred Stock
                              -------------------------------------------------------------------------------------------------
                                    8% Class A              10% Class B             10% Class C               14% Class D
                              ----------------------  ----------------------  -----------------------   -----------------------
                                Shares      Amount      Shares      Amount      Shares       Amount       Shares       Amount
                              ----------  ----------  ----------  ----------  ----------   ----------   ----------   ----------
BALANCE -
  DECEMBER 31, 2000                   --  $       --      22,836  $  218,869     150,810   $1,951,003       72,500   $  802,813

     Stock sales                      --          --          --          --          --           --           --           --

     Redemption of preferred
            stock                     --          --          --          --      (3,500)     (42,000)     (42,500)    (485,313)

     Issuance costs                   --          --          --          --          --           --           --           --

     Warrants issued:                                                                                                        --
        Services                      --          --          --          --          --           --           --           --
        Notes Payable                 --          --          --          --          --           --           --           --

     Restricted Stock:                                                                                          --           --
        Issued                        --          --          --          --          --           --           --           --
        Forfeited                     --          --          --          --          --           --           --           --
        Amortization expense          --          --          --          --          --           --           --           --

     Preferred dividends              --          --          --          --          --           --           --           --

     Other                            --          --          --          --          --           --           --           --

     Net loss                         --          --          --          --          --           --           --           --
                              ----------  ----------  ----------  ----------  ----------   ----------   ----------   ----------
BALANCE -
  MARCH 31, 2001                      --  $       --      22,836  $  218,869     147,310   $1,909,003       30,000   $  317,500
                              ==========  ==========  ==========  ==========  ==========   ==========   ==========   ==========

[WIDE TABLE CONTINUED]

                              ---------------------------
                                      Common Stock                           Uamor-
                              ---------------------------      Warrants       tized         Accumu-
                                  Shares                         and         Compen-         lated
                                  Issued        Amount         Options       sation         Deficit         Total
                              ------------   ------------   ------------  ------------   ------------   ------------
BALANCE -
  DECEMBER 31, 2000              8,137,181   $  1,340,074   $ 14,347,833  $   (278,138)  $(12,506,102)  $  5,876,352

     Stock sales                     2,000          1,880             --            --             --          1,880

     Redemption of preferred
          stock                         --             --             --            --         67,313       (460,000)

     Issuance costs                     --         (2,159)            --            --             --         (2,159)

     Warrants issued:
        Services                        --             --          1,080            --             --          1,080
        Notes Payable                   --             --

     Restricted Stock:                  --             --        851,250            --             --        851,250
        Issued                      48,750        200,125             --      (190,000)            --         10,125
        Forfeited                   (2,250)       (10,125)            --        11,454             --          1,329
        Amortization expense            --             --             --        46,616             --         46,616

     Preferred dividends                --             --             --            --        (52,461)       (52,461)

     Other                              --             --             --            --         (1,633)        (1,633)

     Net loss                           --             --             --            --     (1,067,754)    (1,067,754)
                              ------------   ------------   ------------  ------------   ------------   ------------
BALANCE -
  MARCH 31, 2001                 8,183,681   $  1,529,795   $ 15,200,163  $   (410,068)  $(13,560,637)  $  5,204,625
                              ============   ============   ============  ============   ============   ============

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                     - F7 -

                      VICOM, INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              Years Ended December 31,            Three Months Ended March 31,
                                                      -----------------------------------------   ----------------------------
                                                         2000           1999           1998           2001           2000
                                                      -----------    -----------    -----------    -----------    -----------
                                                                                                   (Unaudited)    (Unaudited)
OPERATING ACTIVITIES
    Net loss                                          $(4,235,831)   $(2,063,634)   $(1,443,748)   $(1,067,754)   $(1,187,227)
    Adjustments to reconcile net loss to
    net cash provided (used) by operating
    activities, net of business acquisition effect:
       Depreciation                                       673,074        408,796        228,931        241,479        160,132
       Amortization                                       428,770        145,136             --        221,051        142,043
       Warrants issued for services                       208,000             --             --
       Deferred income taxes                                   --        249,200         50,000             --             --
       Changes in operating assets and liabilities:
          Accounts receivable                            (291,843)     1,547,912       (270,558)    (1,116,956)     1,035,785
          Inventories                                    (320,406)     1,240,723       (152,505)       (38,898)       153,556
          Costs, estimated earnings, and
          billings                                        225,234        (59,360)            --          6,541       (199,372)
          Other assets                                     (2,178)       (44,625)       170,627        (11,064)       (59,133)
          Wholesale line of credit                      2,033,340             --             --        (57,530)            --
          Accounts payable and other liabilities       (2,092,811)       385,522        962,015      2,080,546     (1,763,678)
          Deferred service obligations and
          revenue                                        (265,575)      (424,149)       318,442        (30,456)        28,123
                                                      -----------    -----------    -----------    -----------    -----------
          Net cash provided (used) by
          operating activities                         (3,640,226)     1,385,521       (136,796)       226,959     (1,689,771)
                                                      -----------    -----------    -----------    -----------    -----------

INVESTING ACTIVITIES
    Purchases of property and equipment                (1,316,022)      (631,166)       (34,824)    (1,194,657)      (192,221)
    Purchase of business, net of $64,072 cash
    received                                                   --       (435,928)            --             --             --
    Collections on notes receivable                        45,331         29,383         43,045         18,239         12,449
    Issuance of notes receivable                          (96,897)       (30,000)            --         (7,089)            --
    Other                                                      --        (30,000)        42,392             --             --
                                                      -----------    -----------    -----------    -----------    -----------
    Net cash provided (used) by investing
    activities                                         (1,367,588)    (1,097,711)        50,613     (1,183,507)      (179,772)
                                                      -----------    -----------    -----------    -----------    -----------

FINANCING ACTIVITIES
    Increase (decrease) in checks issued in
    excess of deposits                                   (126,297)      (416,734)        99,115             --         65,138
    Net payments under short-term loans                (1,307,400)        (2,600)      (299,839)            --      1,207,866
    Proceeds from notes payable                         2,282,160      1,170,600        578,455      1,545,000         82,700
    Principal payments on notes and installment
    obligations                                        (2,482,624)      (847,242)      (278,467)      (222,486)      (320,336)
    Proceeds from issuance of stock and warrants        8,448,760         50,500             --          1,880      1,553,075
    Deferred finance costs                                                                            (107,604)            --
    Stock issuance costs                                 (679,110)            --        (13,081)        (1,079)      (198,169)
    Redemption of preferred stock                         (79,765)            --             --       (460,000)            --
    Dividends                                             (90,796)       (37,969)            --        (52,461)        (9,922)
                                                      -----------    -----------    -----------    -----------    -----------
    Net cash provided (used) by financing
    activities                                          5,964,928        (83,445)        86,183        703,250      2,380,352
                                                      -----------    -----------    -----------    -----------    -----------
INCREASE/(DECREASE) IN CASH                               957,114        204,365             --       (253,297)       510,809
CASH
    Beginning of year                                     204,365             --             --      1,161,479        204,365
                                                      -----------    -----------    -----------    -----------    -----------
    End of year                                       $ 1,161,479    $   204,365    $        --    $   908,182    $   715,174
                                                      ===========    ===========    ===========    ===========    ===========


                 See notes to consolidated financial statements

                                     - F8 -

                      VICOM, INCORPORATED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       Summary of Significant Accounting Policies -

         Principles of Consolidation

         The consolidated financial statements include the accounts of Vicom, Incorporated (Vicom) and its wholly-owned subsidiaries, Vicom Midwest Telecommunication Systems, Inc. (VMTS), Corporate Technologies, USA, Inc. (CTU), and MultiBand, Inc. (MutiBand) (incorporated in February 2000 and in the start-up phase) which provides voice, data and video services to residential multi-dwelling units. All significant intercompany accounts and transactions are eliminated.

         Revenues and Cost Recognition

         The Company earns revenues from four sources: 1) Video and computer technology products which are sold but not installed, 2) Voice, video, and data communication products which are sold and installed, 3) Service revenues related to communication products which are sold and both installed and not installed, and 4) MultiBand user charges to multiple dwelling units.

         Revenues from video and computer technology products, which are sold but not installed, are recognized when delivered and the customer has accepted the terms and has the ability to fulfill the terms.

         Customers contract for both the purchase and installation of voice and data networking technology products and certain video technologies products on one sales agreement, as installation of the product is essential to the functionality of the product. Revenues and costs on the sale of products where installation is involved are recognized under the percentage of completion method. Costs are expensed as incurred. The amount of revenue recognized is the portion that the cost expended to date bears to the anticipated total contract cost, based on current estimates to complete. Contract costs include all labor and materials unique to or installed in the project, as well as subcontract costs. Costs and estimated earnings in excess of billings are classified as current assets; billings in excess of costs and estimated earnings are classified as current liabilities.

         Service revenues related to technology products including consulting, training, and support are recognized when the services are provided. The Company, if the customer elects, enters into equipment maintenance agreements for products sold once the original manufacturer's warranty has expired. Revenues from all equipment maintenance agreements are recognized on a straight-line basis over the terms of each contract. Costs for services are expensed as incurred.

         MultiBand user charges are recognized as revenues in the period the related services are provided.

         Warranty costs incurred on new product sales are substantially reimbursed by the equipment suppliers.

         Use of Estimates

         The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect the reported amounts and disclosures in the financial statements and accompanying notes. Actual results could differ from these estimates. Significant management estimates relate to the amortization periods for goodwill, the allowances for doubtful accounts and inventory obsolescence, and the valuation of deferred income tax assets.

         (continued)

                                     - F9 -

                      VICOM, INCORPORATED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       Summary of Significant Accounting Policies - (continued)

         Inventories

         Inventories, consisting principally of purchased telecommunication, networking and computer equipment and parts, are stated at the lower of cost or market. Cost is determined using an average cost method for telecommunication and networking equipment and the first-in, first-out
         (FIFO) method for computer equipment. Nonmonetary exchanges of inventory items with third parties are recorded at the net book value of the items exchanged with no gains or losses recognized.

         Property and Equipment

         Equipment and leasehold improvements are stated at cost. Equipment is depreciated principally by the straight-line method over three to eight years, the estimated useful lives of the related assets. Leasehold improvements are depreciated over the shorter of the life of the improvement or the term of the respective lease.

         Goodwill

         Goodwill represents the excess of acquisition cost over the fair value of identifiable net assets acquired and is amortized by the straight-line method over ten years. The Company evaluates goodwill periodically for impairment by comparing the net carrying values to the undiscounted future cash flows of the related assets. This evaluation is done whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable, but in no event less than annually.

         Fair Value of Financial Instruments

         The carrying amounts of financial instruments consisting of cash, accounts receivables, notes receivable, checks issued in excess of deposits, notes and installment obligations payable to nonrelated parties, and accounts payable approximate their fair values. It is not practical to determine the fair value of the related party notes payable due to the related party nature of the transactions.

         Credit Risk

         Financial instruments that potentially subject the Company to credit risk consist primarily of cash and trade accounts and notes receivable. The Company restricts cash and investments to financial institutions with high credit standing. Credit risk on trade receivables, although concentrated in one geographic region, is minimized as a result of the large and diverse nature of the Company's customer base.

         (continued)

                                     - F10 -

                      VICOM, INCORPORATED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       Summary of Significant Accounting Policies - (continued)

         Accounting for Stock-Based Compensation

         The Company accounts for employee stock options under Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and provides the pro forma disclosures required by Statement of Financial Accounting Standards (SFAS) No. 123, Accounting For Stock-Based Compensation. Options and warrants to nonemployees are recorded as required by SFAS No. 123.

         Loss Per Share

         Loss per common share - basic is determined by dividing the net loss plus the preferred stock dividends by the weighted average common shares outstanding. Loss per common share - diluted is computed by dividing the net loss plus the preferred stock dividends by the weighted average common shares outstanding and the common share equivalents (stock options, stock warrants, convertible preferred shares, and issued but not outstanding restricted stock). Common share equivalents are not included in the computations as their effects were antidilutive.

         Recent Accounting Pronouncements

         In June 1998, the Financial Accounting Standard Board issued Statement on Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for years beginning after June 15, 2000, as amended. The statement establishes accounting and reporting standards for derivative instruments and hedging activities. Management believes this pronouncement will not significantly effect its consolidated financial statements.

         In December 1999, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 101 - Revenue Recognition (SAB No. 101). SAB No. 101 provides the SEC views in applying generally accepted accounting principles to selected revenue recognition issues. In June 2000, the SEC released Staff Accounting Bulletin No. 101B - Second Amendment (SAB No. 101B) delaying the implementation date of SAB No. 101 to no later than the fourth fiscal quarter of registrants with fiscal years beginning after December 15, 1999. This pronouncement did not have a material effect on the Company's consolidated financial statements.

                                     - F11 -

                      VICOM, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.       Business Acquisitions -

         Effective November 1, 1999, Vicom purchased the common stock of Ekman, Inc. (Ekman) from its sole stockholder and merged it into a new subsidiary, CTU. The purchase price was allocated to assets and liabilities acquired as follows:

            Cash                                           $     64,072
            Accounts receivable                               4,047,221
            Inventories                                       1,184,311
            Property and equipment                              442,509
            Other assets                                         93,196
            Checks issued in excess of deposits                (335,812)
            Notes and installment obligations payable        (1,326,666)
            Accounts payable                                 (2,080,426)
            Other liabilities                                  (322,822)
            Service obligations                                 (79,697)
                                                           ------------
               Net assets acquired                            1,685,886
            Goodwill                                          2,801,614
                                                           ------------
               Total purchase price                        $  4,487,500
                                                           ============

         The consideration consisted of $500,000 in cash, $1,750,000 in 10% promissory notes, 1,250,000 common shares of Vicom with an assigned value of $2,137,500, and 150,000 stock options valued at $60,000 and 100,000 warrants valued at $40,000. The value of common shares was based on an independent third party appraisal. Stock options and warrants were valued in accordance with the Black-Scholes Options-Pricing Model (Note 7).

         Effective December 31, 1998, Vicom purchased the assets of the midwest region of Enstar Networking Corporation (ENC) from its parent company ENStar Inc. (ENStar). The purchase price was allocated to assets and liabilities acquired as follows:

            Accounts receivable:
               Billed                                      $  1,191,639
               Unbilled                                         239,130
            Inventories                                         114,932
            Property and equipment                              103,031
            Other assets                                         91,953
            Service obligations                                (179,289)
            Billings in excess of costs                         (74,997)
                                                          -------------
               Net assets acquired                            1,486,399
            Goodwill                                            549,101
                                                          -------------
               Total purchase price                       $   2,035,500
                                                          =============


       (continued)

                                     - F12 -

                      VICOM, INCORPORATED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.       Business Acquisitions - (continued)

         The consideration consisted of 1,350,000 common shares of Vicom with an assigned value of $797,312, a $750,000 subordinated 9% promissory note, a payable of $340,188 for purchase price adjustments, and acquisition related costs of $148,000. The value of common shares was based on the average stock market sales prices immediately prior to the acquisition.

         Both acquisitions were accounted for by the purchase method of accounting for business combinations. Accordingly, the operating results of Ekman and ENC were included in the consolidated financial statements since the date of acquisition. The Company's unaudited pro forma results for 1999 and 1998 assuming both acquisitions occurred on January 1, 1998, are as follows:

                                                       Years Ended December 31,
                                                       ------------------------
                                                           1999        1998
                                                       -----------  -----------

            Revenues                                   $44,941,776  $44,312,204
            Net loss                                    (2,259,869)  (1,665,769)
            Loss per common share - basic and diluted         (.48)        (.35)

         These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have actually occurred had the combinations been in effect on January 1, 1998, or indicative of future results of operations.


3.       Property and Equipment -

         Property and equipment are as follows:

                                                 December 31,
                                                 ------------        March 31,
                                              2000         1999         2001
                                           ----------   ----------   ----------
                                                                     (unaudited)
         Cost:
          Leasehold improvements           $  100,034   $   94,197   $  100,034
          Equipment - owned                 2,350,281    2,237,141    2,513,681
          Equipment under capital lease     1,461,234      364,860    1,461,234
          In process equipment (MultiBand)    544,982           --    1,570,128
                                           ----------   ----------   ----------
                                            4,456,531    2,696,198    5,645,077
                                           ----------   ----------   ----------
         Less accumulated depreciation:
          Leasehold improvements               57,500       49,943       61,719
          Equipment - owned                   917,948    1,076,345    1,106,034
          Equipment under capital lease       203,974      245,830      247,038
                                           ----------   ----------   ----------
                                            1,179,422    1,372,118    1,414,791
                                           ----------   ----------   ----------
                                           $3,277,109   $1,324,080   $4,230,286
                                           ==========   ==========   ==========

       (continued)

                                     - F13 -

                      VICOM, INCORPORATED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.       Property and Equipment - (continued)

         At December 31, 2000, MultiBand was committed to approximately $6,000,000 and $30,000,000 of future equipment installations under contractual and non-contractual arrangements, respectively. The Company's timetable for completing and its ability to complete these installations is contingent on its ability to raise additional debt and/or equity financing necessary to fund the installations.

4.       Other Assets -

         Other assets are as follows:

                                                    December 31,
                                                -------------------   March 31,
                                                  2000       1999       2001
                                                --------   --------   --------
                                                                     (unaudited)
         Current assets:
          Notes receivable-current maturities   $161,603   $ 59,254   $ 69,729
          Prepaid expenses and other             132,613     95,512    335,604
                                                --------   --------   --------

                                                $294,216   $154,766   $405,333
                                                ========   ========   ========

         Noncurrent assets:
          Notes receivable, less current
           maturities                           $ 20,270   $ 71,051   $  9,582
          Prepaid expenses and other             156,905    191,830    156,905
                                                --------   --------   --------

                                                $177,175   $262,881   $166,487
                                                ========   ========   ========


5.       Other Liabilities -

         Other liabilities are as follows:

                                                 December 31,
                                             --------------------    March 31,
                                               2000        1999        2000
                                             --------    --------    --------
                                                                    (unaudited)

         Payroll related                     $585,505    $641,059    $586,640
         Billings in excess of costs and
           estimated earnings                  88,223       9,231          --
         Other                                152,205     327,223     380,313
                                             --------    --------    --------
                                             $825,933    $977,513    $966,953
                                             ========    ========    ========


6.       Wholesale Line of Credit -

         In 2000, the Company entered into a $2,250,000 wholesale line of credit agreement with a financial institution for the purchase of certain resale merchandise from certain suppliers, interest generally at 0% (if paid within certain terms, generally 30 days), and collateralized by the related inventories and accounts receivable.

                                     - F14 -

                      VICOM, INCORPORATED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.       Notes and Installment Obligations Payable -

         Notes and installment obligations payable are as follows:

                                                                            December 31,
                                                                      ------------------------    March 31,
                                                                          2000         1999         2000
                                                                      -----------   ----------   ----------
                                                                                                 (unaudited)
         Commercial line of credit borrowings                          $       --   $1,307,400   $       --

         Debenture payable                                              2,250,000           --    2,250,000

         Notes payable, interest at 1.3% to 25.4%, due through
         August 2003, collateralized by certain assets                    142,564      887,545      136,434

         Subordinated note payable to ENStar, interest at 9.0%, due
         December 2003 or earlier in the event of certain equity
         offerings or transactions, unsecured                             128,994      750,000           --

         Capital lease obligations, monthly installments including
         interest at 9.5% to 16.5% through 2004                         1,268,859      191,209    1,954,460

         Notes payable to related parties, retired in 2000                     --    2,037,100           --
                                                                      -----------   ----------   ----------
                                                                        3,790,417    5,173,254    4,340,894

         Less current maturities                                          428,334    4,246,433      463,334
                                                                      -----------   ----------   ----------
                                                                      $ 3,362,083   $  926,821   $3,877,560
                                                                      ===========   ==========   ==========

         Future maturities are as follows:

                    Year             Amount
                  ---------      -------------

                    2001         $     428,334
                    2002               355,854
                    2003             1,023,903
                    2004             1,470,963
                    2005               511,363
                                 -------------
                                 $   3,790,417
                                 =============

         Two commercial line of credit arrangements expired in 2000.

         In 2000, the Company entered into a $2,250,000 debenture agreement with a financial institution with interest at 14% payable monthly, principal is due $102,273 each month from August 1, 2003 through June 1, 2005. The debenture is collateralized by a subordinated position in substantially all Company assets.

(continued)

                                     - F15-

                      VICOM, INCORPORATED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.       Notes and Installment Obligations Payable - (continued)

         Interest expense to related parties for 2000, 1999, and 1998 was approximately $153,000, $142,000, and $47,000, respectively.

         The maximum amounts borrowed under the lines of credit were approximately $2,405,000, $2,105,000, and $590,000 for 2000, 1999, and
         1998, respectively; average borrowings were approximately $339,000, $656,000,and $573,000, respectively; and the weighted average interest rates were 18.53%, 11.97%, and 10.92%, respectively.

         The Company also had $1,048,000 of outstanding letters of credit at December 31, 2000.

8.       Stockholders' Equity -

         Capital Stock Authorized

         The articles of incorporation authorize the Company to issue 50,000,000 shares of no par capital stock. Authorization to individual classes of stock are by Board of Directors resolution. The Board authorized 275,000 shares of Class A preferred stock, 60,000 shares of Class B preferred stock, 250,000 shares of Class C preferred stock, and 250,000 shares of Class D preferred stock, at December 31, 2000.

         Preferred Stock

         Dividends on Class A, Class C, and Class D preferred stock are cumulative and payable quarterly at 8%, 10%, and 14% per annum, respectively. Preferred stock can be converted into common shares at any time as follows: Class A and Class B - five shares, Class C - two shares, and Class D - two and one-half shares. The intrinsic value of any beneficial conversion option is recorded as preferred dividends at the time of preferred stock issuance. Dividends on Class B preferred are cumulative and payable monthly at 10% per annum. The dividends are based on $10 per preferred share. The Class B preferred was offered to certain note payable holders at a conversion of $10 per Class B preferred share. All preferred stock is nonvoting. Warrants to purchase shares of common stock were given with the issuance of Class A, Class B, and Class D preferred stock. The Company can redeem the preferred stock at $10.50 per share for Class A and Class B and $10.00 per share for Class C and Class D, whenever the common stock price exceeds certain defined criteria. Upon the Company's call for redemption, the holders of the preferred stock called for redemption will have the option to convert each preferred share into shares of common stock. Holders of preferred stock cannot require the Company to redeem their shares. The liquidation preference is the same as the redemption price for each class of preferred stock.

         Stock Compensation Plans

         The Company has a 1999 Stock Compensation Plan, which permits the issuance of restricted stock and stock options to key employees and agents. All outstanding incentive stock options granted under the prior 1997 Stock Options Plan continue. There are 2,500,000 shares (as amended) of common stock reserved for issuance through restricted stock and incentive stock option awards. The Plans also provide that the term of each award be determined by the Board of Directors. Under the Plans, the exercise price of incentive stock options may not be less than the fair market value of the stock on the award date, and the options are exercisable for a period not to exceed ten years from award date.

         (continued)

                                     - F16 -

                      VICOM, INCORPORATED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.       Stockholders' Equity - (continued)

         Stock Compensation Plans (continued)

         The Company also has a 2000 Non-employee Director Stock Compensation Plan, which permits the issuance of stock options for 300,000 shares of common stock to non-employee directors. The exercise price of the stock options is the fair market value of the stock on the award date, and the options are exercisable for a period not to exceed ten years from award date.

         Employee Stock Purchase Plan

         The Company has a 2000 Employee Stock Purchase Plan, which allows for the sale of 400,000 shares of Company common stock to qualified employees at a price equal to the lower or 85% of the fair market value of the stock, at the beginning and end of each quarterly stock purchase period. At December 31, 2000, no shares were issued under the Plan.

         Restricted Stock

         The Company awards restricted common shares to selected employees. Recipients are not required to provide any consideration other than services. Company share awards are subject to certain restrictions on transfer, and all or part of the shares awarded may be subject to forfeiture upon the occurrence of certain events, including employment termination. The fair market value of shares awarded is generally amortized over three years, the vesting term of the awards. Compensation expense recorded in 2000, 1999, and 1998 in connection with the amortization of the award cost was $93,696, $37,532, and $-0-, respectively.

         Restricted stock activity is as follows:

                                         2000         1999         1998
                                       --------     --------     --------
         Outstanding, January 1         199,939      106,759           --
            Issued                       35,000      144,600      106,579
            Vested                      (62,842)     (28,670)          --
            Forfeited                   (58,268)     (22,750)          --
                                       --------     --------     --------
         Outstanding, December 31       113,829      199,939      106,579
                                       ========     ========     ========

         Stock Options

         Stock option activity is as follows:

                                                                                      Weighted-Average
                                                   Options                             Exercise Price
                                  ---------------------------------------   -------------------------------------
                                      2000          1999          1998         2000         1999          1998
                                   ----------   -----------   -----------   ----------   -----------   -----------
         Outstanding, January 1       998,591       690,500       244,500   $     1.09   $       .66   $       .88
            Granted                   440,700       341,841       450,000         4.26          1.95           .55
            Exercised                (221,217)           --            --          .75            --            --
            Forfeited                 (72,567)      (33,750)       (4,000)        2.10          1.01          1.03
                                   ----------   -----------   -----------
         Outstanding, December 31   1,145,507       998,591       690,500         2.31          1.09           .66
                                   ==========   ===========   ===========

         The weighted-average grant-date fair value of options granted during 2000, 1999, and 1998 was $2.38, $.38, and $.18, respectively. All options were issued for exercise prices greater than or equal to grant date market values.

         (continued)

                                     - F17 -

                      VICOM, INCORPORATED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.       Stockholders' Equity - (continued)

         Options outstanding and exercisable as of December 31, 2000, are as follows:

                                           Outstanding                                Exercisable
                          -------------------------------------------------  -----------------------------
                                                  Weighted - Average
                                           --------------------------------                     Weighted-
            Range of                                           Remaining                        Average
            Exercise                          Exercise         Contratual                       Exercise
             Prices           Options          Price           Life-Years       Options           Price
         --------------   --------------   --------------   --------------   --------------   ------------
          $.60 to $1.03       480,050         $  .67              7.1           480,050          $  .67
         $1.50 to $2.08       266,657           1.97              8.7            47,550            1.93
         $2.88 to $4.00       145,000           2.96              9.1                --              --
         $4.75 to $5.38       161,000           4.78              9.5                --              --
         $6.00 to $6.75        92,800           6.51              9.6                --              --
                          --------------                                     -------------
          $.60 to $6.75     1,145,507           2.31              8.3           527,600             .78
                          ==============                                     =============

         If the Company recognized stock option compensation expense based on grant-date fair value, consistent with the method prescribed by SFAS No. 123, net loss would be approximately as follows:

                                             Years Ended December 31,
                                   --------------------------------------------
                                       2000            1999            1998
                                   ------------    ------------    ------------
         Net loss                  $ (4,569,000)   $ (2,124,000)   $ (1,485,000)
         Loss per common share -
           basic and diluted               (.77)   $       (.56)   $       (.70)

         The fair value of stock options is the estimated present value at grant-date using the Black-Scholes Option-Pricing Model with the following weighted average assumptions:

                                          Years Ended December 31,
                                   --------------------------------------
                                     2000           1999           1998
                                   --------       --------        -------
         Risk-free interest rate      6.46%          5.45%          5.39%
         Expected life              5 years        5 years        5 years
         Expected volatility            51%            20%            24%
         Expected dividend rate          0%             0%             0%

         (continued)

                                    - F18 -

                      VICOM, INCORPORATED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.       Stockholders' Equity - (continued)

         Stock Warrants

         Stock warrant activity is as follows:

                                                                                      Weighted-Average
                                                   Warrants                            Exercise Price
                                    -------------------------------------   ------------------------------------
                                       2000          1999         1998         2000         1999         1998
                                    ----------   -----------   ----------   ----------   ----------   ----------
         Outstanding, January 1        836,100       270,050      235,000   $     2.12   $     1.50   $     1.28
           Granted                   8,760,964       566,050       35,050         8.42         2.42         3.00
           Exercised                (1,206,000)           --           --         3.00           --           --
           Cancelled                  (297,600)           --           --         5.00           --           --
                                    ----------    ----------   ----------
         Outstanding, December 31    8,093,464       836,100      270,050         8.71         2.12         1.50
                                    ==========    ==========   ==========

         The weighted-average grant-date fair value of warrants granted during 2000, 1999, and 1998 was $1.63, $.028, and $.02, respectively. All warrants were issued for exercise prices greater than or equal to the award date market values.

         Warrants outstanding and exercisable as of December 31, 2000, are as follows:

            Range of                          Remaining
            Exercise                         Contratual
             Prices           Warrants       Life-Years
         --------------   --------------   --------------
             $4.44             80,920           6.9
             $8.75          8,012,544           1.5
                         --------------
         $4.44 to $8.75     8,093,464           1.5
                         ==============

         Stock warrants were awarded for:

                                               Years Ended December 31,
                                         -----------------------------------
                                           2000         1999         1998
                                         ---------    ---------    ---------
          Warrant dividend               7,531,744           --           --
          Common stock                     898,300           --           --
          Cash                             150,000           --           --
          Preferred stock                   80,920        5,050       35,050
          Multiband startup                 50,000           --           --
          Debt issuance and guarantees      50,000      461,000           --
          Ekman acquisition                     --      100,000           --
                                         ----------   ---------    ---------
                                         8,760,964      566,050       35,050
                                         ==========   =========    =========

         The warrant dividend was declared in April 2000. For each share of common stock outstanding, one warrant was issued to purchase common stock at $8.75 per share for two years.

All warrants were recorded at fair value.

         (continued)

                                     - F19 -

                      VICOM, INCORPORATED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.       Stockholders' Equity - (continued)

         The fair value of stock warrants is the estimated present value at grant-date using the Black-Scholes Option-Pricing Model with the following weighted-average assumptions:

                                         Years Ended December 31,
                                   -------------------------------------
                                     2000          1999          1998
                                   ---------     ---------     ---------
         Risk-free interest rate       6.49%         5.88%         4.34%
         Expected life             2.2 years       5 years       5 years
         Expected volatility             28%           20%           24%
         Expected dividend rate           0%            0%            0%

9.       Income Taxes -

         The income tax provision is as follows:

                                                              Three Months
                         Years Ended December 31,            Ended March 31,
                    ---------------------------------     ----------------------
                        2000      1999         1998         2001        2000
                    --------    --------     --------     --------    --------
                                                         (unaudited) (unaudited)
         Current    $  9,000    $ (8,000)    $     --     $     --    $      --
         Deferred         --     249,200       50,000           --           --
                    --------    --------     --------     --------    ---------
                    $  9,000    $241,200     $ 50,000     $     --    $      --
                    ========    ========     ========     ========    =========

         Components of net deferred income tax assets are as follows:

                                                              December 31,          March 31,
                                                              ------------          ---------
                                                            2000         1999         2001
                                                         ----------   ----------    ---------
                                                                                   (unaudited)
         Deferred income tax assets:
           Net operating loss carryforwards              $5,549,200   $4,329,600   $5,145,600
           Nondeductible allowances                         323,600      326,800      326,800
                                                         ----------   ----------    ---------
                                                          5,872,800    4,656,400    5,472,400
         Less valuation allowance                         5,792,800    4,524,900    5,340,900
                                                         ----------   ----------    ---------
                                                             80,000      131,500      131,500
         Deferred income tax liabilities - depreciation      80,000      131,500      131,500
                                                         ==========   ==========    =========
         Net deferred income tax assets                  $       --   $       --    $      --
                                                         ==========   ==========    ==========

         Income tax computed at the U.S. federal statutory rate reconciled to the effective tax rate is as follows:

                                                  Years Ended December 31,
                                             ----------------------------------
                                             2000          1999         1998
                                             -------     --------     --------
         Statutory tax rate (benefits)         (34.0)%      (34.0)%      (34.0)%
         Change in valuation allowance          41.3         64.3         36.2
         Net operating loss not recognized      (6.9)       (20.0)        (2.4)
         Other                                   (.2)         2.9          3.8
                                             -------     --------     --------
         Effective tax rate                       .2%        13.2%         3.6%
                                             =======     ========     ========

         (continued)

                                     - F20 -

                      VICOM, INCORPORATED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.       Income Taxes - (continued)

         The valuation allowance increased by $1,267,900, $1,172,400 and $505,700 in 2000, 1999 and 1998, respectively, primarily from the Company's inability to utilize its net operating loss carryforwards.

         The Company has the following net operating loss carryforwards at December 31, 2000, for federal income tax purposes:

                                                  Net
                          Year of              Operating
                         Expiration               Loss
                       -------------         -------------

                           2001              $     307,000
                           2002                  3,152,000
                           2004                  1,050,000
                           2005                    599,000
                           2007                    501,000
                           2008                     59,000
                           2009                     22,000
                           2011                    595,000
                           2012                     25,000
                           2018                  1,122,000
                           2019                  1,585,000
                           2020                  4,856,000
                                             -------------
                                             $  13,873,000
                                             =============

         Under Internal Revenue Code Section 382, utilization of losses expiring prior to 2019 are limited to approximately $375,000 each year.

         State income tax effects are not material and therefore not separately shown.


10.      Employee Benefit Plans -

         The Company has 401(k) profit sharing plans covering substantially all full-time employees. Employee contributions are limited to the maximum amount allowable by the Internal Revenue Code. The Company made no significant discretionary contributions in all the years presented.


11.      Commitments -

         Operating Leases

         Facilities are leased under related party operating leases, expiring through 2006. In addition to basic monthly rents of approximately $40,000, the Company pays building maintenance costs and real estate taxes and assessments. In addition, the Company leases vehicles under operating leases from an entity owned by a relative of a stockholder/officer and various equipment under other leases.

         (continued)

                                     - F21 -

                      VICOM, INCORPORATED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.      Commitments - (continued)

         Operating Leases - (continued)

         Future minimum rent commitments are approximately as follows:

                              Year          Amount
                           ----------     ----------

                              2001        $  577,000
                              2002           471,000
                              2003           408,000
                              2004           392,000
                              2005           173,000
                           Thereafter        255,000
                                          ----------
                                          $2,276,000
                                          ==========

         Rent expense for 2000, 1999, and 1998 was approximately $650,000, $261,000, and $202,000, respectively, of which $619,000, $190,000, and
         $138,000, respectively, was with related parties.

         Employment Agreements

         The Company has employment agreements with various officers expiring through 2002. Some of the agreements include renewal options and incentives.

         Approximate future minimum payments are as follows:

                               Year           Amount
                             --------      ----------
                               2001        $  468,000
                               2002           110,000
                                           ----------
                                           $  578,000
                                           ==========

12.      Supplemental Disclosures of Cash Flow Information -

                                                                                                            Three Months
                                                                   Years Ended December 31,                Ended March 31,
                                                                   ------------------------                ---------------
                                                              2000           1999           1998          2000          2001
                                                          -----------    -----------    -----------    ----------    ----------
         Cash paid for interest                           $   647,742    $   214,730    $   180,434    $  153,320    $  136,619

         Noncash investing and financing
         transactions:
           Warrant dividend                                13,255,869             --             --            --            --
           Refinancing of debt                              1,603,189             --             --            --            --
           Notes payable converted to stocks and
           warrants issued                                  1,185,054             --        375,500                     500,000
           Capitalized lease equipment purchases            1,310,081         11,845             --            --            --
           Conversion of preferred to common stock            109,897             --             --            --            --
           Acquisition of Ekman, Inc. and ENC                              3,987,500      2,035,500            --            --
           Warrants issued with notes                              --        112,640             --            --            --
           Preferred dividend attributable to beneficial
           conversion of preferred stock                      755,384             --             --            --            --

                                     - F22 -

                      VICOM, INCORPORATED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.      Significant Customers and Suppliers -

         Two customers represented approximately 27% (18% and 9%) of revenues in 2000. One different customer represented approximately 15% of revenues in 1998. The Company had no individually significant customers in 1999.

         The Company purchased materials from major suppliers approximately as follows:

                                            Supplier
                    ---------------------------------------------------------
                        A           B           C           D           E
                    ---------   ---------   ---------   ---------   ---------

         2000          24%         18%          4%          --%         --%
         1999           7          34          18            7           1
         1998          --          --          60           19          15

14.      Financial Statement Adjustments -

         During 1998, the Company recorded approximately $1,000,000 of noncash adjustments in connection with the write down of the carrying amounts of certain assets as follows:

                                          Expense Included Within
                                          -----------------------
                                           Cost of
                                           Products    Operating
                                             Sold       Expenses      Total
                                          ----------   ----------   ----------

         Inventory obsolescence           $  660,000   $       --   $  660,000
         Accounts and notes receivable            --      240,000      240,000
         Prepaid expenses and other               --      100,000      100,000
                                          ----------   ----------   ----------
                                          $  660,000   $  340,000   $1,000,000
                                          ==========   ==========   ==========

         The effect of these adjustments in 1998 was to increase the loss per common share by $.47.

15.      Business Segments -

         Prior to November 1, 1999, Vicom and VMTS operated as one segment, for integrated voice, video, and data networking technologies products and services. With the acquisition of Ekman on November 1, 1999, the Company added the CTU segment which sold computer technologies products and services.

         Since integrated voice, video and date networking technologies products and services are rapidly merging with computer technologies products and services, the Company in 2000 merged its integrated voice, video and data networking products and services operations with its computer technologies products and services operations in its CTU subsidiary. By the end of 2000, the CTU subsidiary functioned as one segment for integrated voice, video, data networking and computer technologies products and services, under one management structure, with one management financial reporting system, and having one unified marketing name.

         (continued)

                                     - F23 -

                      VICOM, INCORPORATED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


15.      Business Segments - (continued)

         With the start up of MultiBand in February 2000, the Company added the segment providing voice, data, and video services to residential multi-dwelling units.

         Segment disclosures are as follows:

                                                 Vicom
                                                and VMTS          CTU         MultiBand        Total
                                               -----------    -----------    -----------    -----------
         Year Ended December 31, 2000:
           Revenues                            $ 3,248,310    $36,460,217    $    73,319    $39,781,846
           Loss from operations                  1,558,914        463,762      1,746,088      3,768,764
           Loss from operations without
             amortization                        1,558,914         34,992      1,746,088      3,339,994
           Depreciation and amortization           301,445        727,449         72,950      1,101,844
           Interest expense                        260,411        254,655         92,352        607,418
           Identifiable assets                     868,438     12,388,215      2,357,920     15,614,573
           Capital expenditures                     22,273        344,898      2,258,932      2,626,103

         Year Ended December 31, 1999:
           Revenues                              5,567,482      4,821,388             --     20,388,870
           Loss from operations                  1,642,919         40,054             --      1,682,973
           Loss (income) from operations
             without amortization                1,544,476         (6,639)            --      1,537,837
           Depreciation and amortization           471,990         81,942             --        553,932
           Interest expense                        249,223         13,005             --        262,228
           Identifiable assets                   5,753,985      6,844,760             --     12,598,745
           Capital expenditures                    515,524        127,487             --        643,011

Segment disclosures are provided by entity to the extent practicable under the Company's accounting system

                                   -----------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Prospectus Summary...........................................................  1
Risk Factors.................................................................  4
Forward-Looking Statements...................................................  7
Use of Proceeds..............................................................  7
Dividend Policy..............................................................  7
Capitalization...............................................................  8
Selected Financial Data......................................................  9
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................................. 10
Business..................................................................... 15
Management................................................................... 22
Certain Transactions......................................................... 28
Principal and Selling Shareholders........................................... 28
Plan of Distribution......................................................... 31
Description of Securities.................................................... 32
Legal Matters................................................................ 34
Experts...................................................................... 34
Where You Can Find More Information.......................................... 34
Index to Financial Statements................................................F-1





                                1,717,426 Shares

                                     Vicom,
                                  Incorporated

                                  Common Stock

                                   -----------

                                   PROSPECTUS

                                   -----------

                                 AUGUST 15, 2001

PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth expenses and costs payable by the Registrant expected to be incurred in connection with the issuance and distribution of the securities described in this registration statement. All amounts are estimated except for the Securities and Exchange Commission's registration fee.

                                                                        AMOUNT
                                                                        ------

Registration fee under Securities Act..............................    $    577
Selling Agent's commissions........................................         -0-
Legal fees and expenses............................................    $  2,000
Accounting fees and expenses.......................................    $ 15,000
Printing expenses..................................................    $  2,000
Registrar and transfer agent fees..................................         -0-
Miscellaneous expenses.............................................    $    423

   Total...........................................................    $ 20,000



INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 302A.521 of the Minnesota Statutes empowers a Minnesota corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

         Article VII of the Registrant's Articles of Incorporation eliminates the liability of directors of the Registrant to the Registrant or its shareholders for monetary damages for breach of fiduciary duty except for any breach of a director's duty of loyalty to the Registrant or its shareholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, under Sections 302A.559 of the Minnesota Statutes (relating to illegal distributions) or Section 80A.23 of the Minnesota Statutes (relating to securities law violations), for any transaction from which the director derived an improper personal benefit; or for any act or omission occurring prior to May 22, 1987, which is the date that this provision in the Registrant's Articles became effective.

         The above discussion of Section 302A.521 and of the Registrant's Articles of Incorporation is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Articles of Incorporation. The Registrant has insurance in the amount of $3,000,000 per occurrence insuring its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers.

RECENT SALES OF UNREGISTERED SECURITIES

         During the last three years, the Registrant has issued the following securities that were not registered under the Securities Act. The securities were offered and sold by us in reliance upon the exemptions provided under
Section 4(2) of the Securities Act relating to sales not involving any public offering, and/or Rule 506 of Regulation D under the Securities Act. Unless otherwise stated, the sales were made without the use of a selling agent. The certificates representing the securities sold bear a restrictive legend that prohibits transfer without registration or an applicable exemption. All purchasers signed agreements stating that they were purchasing for investment purposes only and which contain restrictions on the transfer of the securities sold.


1. In October 1998, we issued an option to our Chief Executive Officer to purchase 225,000 shares at a price of $0.60 per share.

2. In December 1998 and January 1999, Vicom issued 2,550 shares of 8% Class A Cumulative Convertible Preferred Stock for $23,638 and 37,550 shares of 10% Class B Cumulative Convertible Preferred Stock for $359,903. Dividends on Class A Preferred are payable quarterly at 8% per annum. Dividends on Class B Preferred are payable monthly at 10% per annum. The Class B Preferred was offered to certain note holders at a conversion price of $10.00 per share of Class B Preferred. Each share of Class A Preferred and Class B Preferred is nonvoting and convertible into five shares of common stock. Each holder of a share of Class A Preferred and Class B Preferred has a five-year warrant to purchase one share of common stock at $3.00 per share, subject to adjustment.

3. Between October 1999 and December 31, 1999, we issued 461,000 warrants to accredited investors at exercise prices ranging between $2.00 to $2.75 per share.

4. In December 1999, David Ekman, Vicom Director, was granted a warrant to purchase 100,000 shares of Vicom common stock at a price of $2.00 per share, in connection with the acquisition of Ekman, Inc.

5. In the years 1998 through 2000, various employee stock options were awarded as described in Note 7 to Vicom Consolidated Financial Statements for the year ended December 31, 2000.

6. Vicom in March 2000 sold 677,500 units to accredited investors for $2.25 per unit, each unit consisting of one share of common stock and a warrant to purchase a share of common stock at an exercise price of $5.00 per share. Vicom raised gross proceeds of $1,524,375, less commissions and expenses paid to a selling agent of $198,168.75, for net proceeds of $1,326,206.

7. In June 2000, Vicom issued 80,500 shares of 10% Class C Cumulative Convertible Preferred Stock in the amount of $805,000 to three investors, all of whom are accredited. Dividends on Class C Preferred are payable quarterly at 10% per annum. The Class C Preferred was offered to certain note holders at a conversion price of $10.00 per share of Class C Preferred. Each share of Class C Preferred is non-voting and convertible into two shares of common stock.

8. In July 2000, Vicom offered for sale 225,000 units to accredited investors for $5.00 per unit, each unit consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $8.75 per share. As of July 15, 2000, Vicom had raised gross proceeds in this offering of $445,000, less commissions and expenses paid to a selling agent of $57,850, for net proceeds of $387,150. The selling agent, in connection with this offering, will be issued warrants to purchase a number of shares of Vicom common stock equaling 10% of the number of units ultimately sold in the offering.

9. In August and September, 2000, Vicom issued to two accredited investors warrants to purchase 300,000 shares of common stock at an exercise price of $8.75 per share in conjunction with the investors assisting Vicom in certain financing transactions. Vicom issued a selling agent, in conjunction with these transactions, 10,000 warrants at an exercise price of $8.75 per share. In addition, the selling agent will receive a fee equal to 7.5% of the warrants gross exercise price upon exercise of the warrants.

10. In November 2000, Vicom issued 72,500 shares of 14% Class D Cumulative Convertible Preferred Stock in the amount of $490,332 to eight accredited investors. Dividends on Class D are payable quarterly at 14% per annum.

11. In January 2001, Vicom entered into a loan transaction with an accredited investor whereby the Company borrowed $1.5 million dollars from said investor. The loan is due January, 2003 with annual interest of 8 percent. In conjunction with this loan, the investor received 375,000 warrants at an exercise price of $4.00 per share.

12. In the second quarter 2001, Vicom issued 69,515 shares of 10% Class A Cumulative Convertible Preferred Stock in the amount of $695,150 to seven investors, all of whom are accredited. Also in the second quarter Vicom issued 10,000 shares of 14% Class D Preferred to one accredited investor for $100,000.

13. In the second quarter 2001, various employee stock options totaling 700,000 shares were awarded to Vicom employees.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The following documents are filed as exhibits to this registration statement:


EXHIBIT NO.       DESCRIPTION
-----------       -----------

2.1 Asset Purchase Agreement and related documents with Enstar Networking Corporation dated December 31, 1998(1)
2.2               Agreement and Plan of Merger with Ekman, Inc. dated December
                  29, 1999(1)
3.1               Amended and Restated Articles of Incorporation of Vicom,
                  Inc.(1)
3.2               Restated Bylaws of Vicom, Incorporated(1)
3.3               Articles of Incorporation of Corporate Technologies, USA,
                  Inc.(1)
3.4               Bylaws of Corporate Technologies, USA, Inc.(1)
4.1 Certificate of Designation of the Relative Rights, Restrictions and Preferences of 8% Class A Cumulative Convertible Preferred Stock and 10% Class B Cumulative Convertible Preferred Stock dated December 9, 1998(1)
4.2               Form of Warrant Agreement(1)
4.3               Warrant Agreement with James Mandel dated December 29, 1999(1)
4.4               Warrant Agreement with Marvin Frieman dated December 29,
                  1999(1)
4.5               Warrant Agreement with Pierce McNally dated December 29,
                  1999(1)
4.6               Warrant Agreement with Enstar, Inc. dated December 29, 1999(1)
4.7               Warrant Agreement with David Ekman dated December 29, 1999(1)

4.8 Certificate of Designation of the Relative Rights, Restrictions and Preferences of 10% Class C Cumulative Convertible Stock(2)
5.1               Opinion of Steven M. Bell, Esq.(4)
10.1              Vicom Lease with Marbell Realty dated June 20, 1996(1)
10.2              Employment Agreement with Marvin Frieman dated October 1,
                  1996(1)
10.3              Employment Agreement with Steven Bell dated October 1, 1996(1)
10.4              Employment Agreement with James Mandel dated August 14,
                  1998(1)
10.5              Vicom Associate Agreement with NEC America, Inc. dated June
                  1999(1)
10.6              Loan Agreement with Wells Fargo dated June 17, 1999(1)
10.7              Employment Agreement with David Ekman dated December 29,
                  1999(1)
10.8              Debenture Loan Agreement with Convergent Capital dated March
                  9, 2000(1)
10.9 Corporate Technologies, USA, Inc. lease with David Ekman dated January 19, 2000(1)
10.10 Amendment dated July 11, 2000 to debenture loan agreement with Convergent Capital dated March 9, 2000.(2)
10.11             Note with Pyramid Trading, L.P. (4)
19.1              2000 Non-Employee Director Stock Compensation Plan (3)
19.2              2000 Employee Stock Purchase Plan (3)
21.1              List of subsidiaries of the registrant(1)
23.1              Consent of Lurie Besikof Lapidus & Company, LLP (4)
24.1 Power of Attorney (included on signature page of original registration statement)


(1) Previously filed as the same exhibit to the Registrant's Registration Statement on Form 10, as amended.

(2) Previously filed as the same exhibit to the original Registration Statement on Form S-1 filed on August 11, 2000 and declared effective on August 18, 2000.

(3) Previously filed as the same exhibit to Registrants Proxy Statement on Form 14A, filed on July 31, 2000.

(4)      Filed herewith.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1993, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For purposes of determining any liability under the Securities Act of 1993, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Hope, State of Minnesota, on July 2001.

                                       VICOM, INCORPORATED
                                       By:

                                                       Steven M. Bell
                                           PRESIDENT AND CHIEF FINANCIAL OFFICER

         Pursuant to the requirements of the Securities Act, this registration statement on Form S-1 has been signed by the following persons in their capacities indicated as of July , 2001.


    SIGNATURE                                 TITLE
    ---------                                 -----


/s/ Steven. M. Bell              President, Chief Financial Officer and Director
-------------------              (Principal Financial and Accounting Officer)
Steven M. Bell


/s/ James L. Mandel              Chief Executive Officer and Director (Principal
-------------------              Executive Officer)
James L. Mandel


/s/ Marvin Frieman               Chairman and Director
------------------
Marvin Frieman


/s/ Jonathan Dodge               Director
------------------
Jonathan Dodge


/s/ David Ekman                  Director
---------------
David Ekman


/s/ Paul Knapp                   Director
--------------
Paul Knapp


/s/ Pierce McNally               Director
------------------
Pierce McNally


/s/ Mark Mekler                  Director
---------------
Mark Mekler


/s/ Manuel A. Villafana          Director
-----------------------
Manuel A. Villafana


*By:

       Steven M. Bell
       ATTORNEY-IN-FACT

INDEPENDENT AUDITOR'S REPORT - SUPPLEMENTARY INFORMATION




Board of Directors and Stockholders
Vicom, Incorporated and Subsidiaries
New Hope, Minnesota

Our report on our audits of the basic consolidated financial statements of Vicom, Incorporated and Subsidiary for 2000, 1999 and 1998, appears on page F1. Those audits were made for the purpose of forming an opinion on the basic consolidated financial statement taken as a whole.

The supplementary information on Schedule II is presented for purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.


                                        Lurie Besikof Lapidus & Company, LLP


Minneapolis, Minnesota
February 15, 2001

SCHEDULE II

                      VICOM, INCORPORATED AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS
                    YEARS ENDED DECEMBER 31, 2000, 1999, 1998

                              COLUMN A                             COLUMN B        COLUMN C         COLUMN D       COLUMN E
                              --------                             --------        --------         --------       --------
                                                                                   ADDITIONS
                                                                  BALANCE AT      CHARGED TO                       BALANCE
                                                                  BEGINNING        COSTS AND                        AT END
                            DESCRIPTION                            OF YEAR         EXPENSES        DEDUCTIONS      OF YEAR
                            -----------                           ----------      ----------       ----------      --------
ALLOWANCE DEDUCTED FROM ASSET TO WHICH IT
  APPLIES
Allowance for doubtful accounts--
accounts receivable:
  2000.........................................................     $140,000        $176,000       $157,000(A)     $159,000
  1999.........................................................     $115,000        $165,000       $140,000(A)     $140,000
  1998.........................................................       40,000         125,000         50,000(A)      115,000
Allowance for inventory obsolescence:
  2000.........................................................      330,000         245,000        375,000(B)      200,000
  1999.........................................................      910,000              --        580,000(B)      330,000
  1998.........................................................      250,000         660,000             --         910,000
Notes receivable:
  2000.........................................................      105,000              --        105,000(A)           --
  1999.........................................................      115,000              --         10,000(D)      105,000
  1998.........................................................           --         115,000             --         115,000
Allowance for doubtful utilization of prepaid advertising:
  2000.........................................................      392,000              --        392,000(C)           --
  1999.........................................................      392,000              --             --         392,000
  1998.........................................................      292,000         100,000             --         392,000


-----------

(A)      Write-off uncollectible receivables

(B)      Write-off obsolete inventory

(C)      Write-off unusable prepaid advertising

(D)      Collections

See Independent Auditor's Report - Supplementary Information And Notes to Consolidated Financial Statements

                                INDEX TO EXHIBITS


EXHIBIT NO.       DESCRIPTION
-----------       -----------

2.1 Asset Purchase Agreement and related documents with Enstar Networking Corporation dated December 31, 1998(1)
2.2               Agreement and Plan of Merger with Ekman, Inc. dated December
                  29, 1999(1)
3.1               Amended and Restated Articles of Incorporation of Vicom,
                  Inc.(1)
3.2               Restated Bylaws of Vicom, Incorporated(1)
3.3               Articles of Incorporation of Corporate Technologies, USA,
                  Inc.(1)
3.4               Bylaws of Corporate Technologies, USA, Inc.(1)
4.1 Certificate of Designation of the Relative Rights, Restrictions and Preferences of 8% Class A Cumulative Convertible Preferred Stock and 10% Class B Cumulative Convertible Preferred Stock dated December 9, 1998(1)
4.2               Form of Warrant Agreement(1)
4.3               Warrant Agreement with James Mandel dated December 29, 1999(1)
4.4               Warrant Agreement with Marvin Frieman dated December 29,
                  1999(1)
4.5               Warrant Agreement with Pierce McNally dated December 29,
                  1999(1)
4.6               Warrant Agreement with Enstar, Inc. dated December 29, 1999(1)
4.7               Warrant Agreement with David Ekman dated December 29, 1999(1)
4.8 Certificate of Designation of the Relative Rights, Restrictions and Preferences of 10% Class C Cumulative Convertible Stock(2)
5.1               Opinion of Steven M. Bell, Esq.(4)
10.1              Vicom Lease with Marbell Realty dated June 20, 1996(1)
10.2              Employment Agreement with Marvin Frieman dated October 1,
                  1996(1)
10.3              Employment Agreement with Steven Bell dated October 1, 1996(1)
10.4              Employment Agreement with James Mandel dated August 14,
                  1998(1)
10.5              Vicom Associate Agreement with NEC America, Inc. dated June
                  1999(1)
10.6              Loan Agreement with Wells Fargo dated June 17, 1999(1)
10.7              Employment Agreement with David Ekman dated December 29,
                  1999(1)
10.8              Debenture Loan Agreement with Convergent Capital dated March
                  9, 2000(1)
10.9 Corporate Technologies, USA, Inc. lease with David Ekman dated January 19, 2000(1)
10.10 Amendment dated July 11, 2000 to debenture loan agreement with Convergent Capital dated March 9, 2000.(2)
10.11             Note with Pyramid Trading, L.P.(4)
19.1              2000 Non-Employee Director Stock Compensation Plan (3)
19.2              2000 Employee Stock Purchase Plan (3)
21.1              List of subsidiaries of the registrant(1)
23.1              Consent of Lurie Besikof Lapidus & Company, LLP(4)
24.1 Power of Attorney (included on signature page of original registration statement)


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(1)      Previously filed as the same exhibit to the Registrant's Form 10, as amended.

(2) Previously filed as the same exhibit to the original Registration Statement on Form S-1 filed on August 11, 2000 and declared effective on August 18, 2000.

(3) Previously filed as the same exhibit to Registrants Proxy Statement on Form 14A, filed on July 31, 2000.

(4)      Filed herewith.